SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant     [X]

Filed by a Party other than the Registrant    [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material under § 240.14a-11(c) of § 240.14a-12.

STURGIS BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock
	(2)	Aggregate number of securities to which transaction applies:
46,371
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$16.00 (per share price to be paid in transaction)
	(4)	Proposed maximum aggregate value of transaction:
$741,936
	(5)	Total fee paid:
$19.39 (total fee of $94.00 offset by initial $74.61 payment as stated below)
[ ]	Fee paid previously with preliminary materials.

[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
$74.61
	(2)	Form, Schedule or Registration Statement No.:
Preliminary Schedule 14A
	(3)	Filing party:
Sturgis Bancorp, Inc.
	(4)	Date filed:
September 29, 2004

PRELIMINARY COPY DATED NOVEMBER 24, 2004
STURGIS BANCORP, INC.
125 East Chicago Road, P.O. Box 600
Sturgis, Michigan 49091

December __, 2004

Dear Fellow Shareholder:

          A special meeting of shareholders will be held at __: 00 a.m. on ________, December __, 2004, at the Sturges-Young Auditorium, 201 N. Nottawa Road, Sturgis, Michigan.

          The purpose of the special meeting is to consider and vote on a proposed transaction that would allow us to terminate the registration of Sturgis common stock under the Securities Exchange Act of 1934 and eliminate significant burdens, risks and expense related to that registration. Referred to as "going private," the proposed transaction is expected to reduce the number of our shareholders of record to fewer than 300 persons, as required for termination of the registration. The reduction in the number of shareholders would be accomplished by a merger of a newly-formed, wholly-owned subsidiary of Sturgis with and into Sturgis.

          Under the terms of the Agreement and Plan of Merger, each share of common stock owned by a record holder of fewer than 500 shares immediately prior to the effective time of the merger would be converted into the right to receive $16.00 per share in cash, and each share of common stock owned by a record holder of 500 or more shares would remain outstanding as Sturgis common stock after the merger. In general, a record shareholder is a shareholder who has paper stock certificates issued and registered in the shareholder's name on the company's stock records. Shareholders who hold shares in "street name" through banks and brokers are not record holders of those shares. Shares held for customers by banks and brokers are typically held through a depository nominee which is the holder of record of more than 500 shares, and those shares are expected to remain outstanding after the merger.

          At the special meeting, shareholders will also consider and vote on a proposed amendment to Sturgis' Articles of Incorporation. The amendment would prohibit certain future transfers of shares of Sturgis common stock unless after the transfer the receiving shareholder would own 100 or more shares of record. This amendment is intended to slow the growth in the number of our shareholders in the future, thus avoiding or delaying the need to again register. Approval of the amendment is contingent upon shareholder approval of the Agreement and Plan of Merger. As a result, the amendment will not become effective unless the merger is approved and is effective.

          Our Board of Directors has approved the going private transaction and the amendment and believes they are in the best interest of all Sturgis shareholders. The board recommends that you vote FOR the proposed transaction and FOR the amendment.

Sincerely, Brian P. Hoggatt Secretary

It is important that your shares be represented at the meeting. We urge you to sign and return the enclosed proxy as promptly as possible, regardless of whether you plan to attend the meeting in person. If you do attend the meeting, you may revoke your proxy and vote in person.

STURGIS BANCORP, INC.
125 East Chicago Road, P.O. Box 600
Sturgis, Michigan 49091

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

          A Special Meeting of Shareholders of Sturgis Bancorp, Inc. will be held at _:00 a.m. on ________, December __, 2004, at the Sturges-Young Auditorium, 201 N. Nottawa Road, Sturgis, Michigan, for the purpose of considering and voting on the following matters:

(1)

A proposal to approve the Agreement and Plan of Merger, attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the Agreement and Plan of Merger: (a) each share of Sturgis common stock owned by a record holder of fewer than 500 shares of common stock immediately before the effective time of the merger will be converted into the right to receive from Sturgis $16.00 cash per share; and (b) each share of Sturgis common stock owned by a record holder of 500 or more shares of common stock immediately before the effective time of the merger would continue to be one share of Sturgis common stock after the merger. This proposal is not contingent on shareholder approval of the amendment proposal.

(2)

A proposal to approve an amendment to Sturgis' articles of incorporation, the text of which can be found in Appendix B to the enclosed proxy statement. This amendment would prohibit transfers of the surviving corporation's stock if, as a result of the transfer, the receiving shareholder would own of record fewer than 100 shares of the surviving corporation. The amendment is contingent on shareholder approval of the Agreement and Plan of Merger.

(3)	Any other business that may properly come before the meeting.

          Shareholders of record at the close of business on November ___, 2004, are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

          Those shareholders who will receive cash if the merger is approved are entitled to dissent and be paid the fair value of their shares by complying with the procedures detailed in Sections 764 to 772 of the Michigan Business Corporation Act (see pages 30-32).

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the amendment, passed upon the merits or fairness of the merger or the amendment or passed upon the adequacy or accuracy of the information disclosed in this notice of special meeting of shareholders and the accompanying proxy statement. Any representation to the contrary is a criminal offense.

By Order of the Board of Directors, Brian P. Hoggatt, Secretary

Date:   December __, 2004

It is important that your shares be represented at the
meeting. Even if you expect to attend the meeting,

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

PRELIMINARY COPY DATED NOVEMER 24, 2004
STURGIS BANCORP, INC.
125 East Chicago Road, P.O. Box 600
Sturgis, Michigan 49091

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

To be held December ___, 2004

GENERAL INFORMATION

          This proxy statement and the accompanying notice to holders of common stock of Sturgis Bancorp, Inc., a Michigan corporation, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors, to be voted at a special meeting of Sturgis' shareholders to be held at __: 00 a.m. on __________, December ___, 2004, at the Sturges-Young Auditorium, located at 201 N. Nottawa Road, Sturgis, Michigan, or any adjournment of that meeting. This proxy statement and accompanying proxy card were first sent or given to shareholders on December ___, 2004.

          Holders of record of common stock at the close of business on November __, 2004, will be entitled to vote at the special meeting on December __, 2004, and any adjournment of that meeting. The purpose of the meeting is to consider and vote on (i) a proposal to approve the Agreement and Plan of Merger, dated as of September 21, 2004, which will result in the merger of Sturgis and SB Merger Company, a newly-formed subsidiary of Sturgis organized for the sole purpose of facilitating this proposed transaction; (ii) a proposal to approve an amendment to Sturgis' articles of incorporation; and (iii) any other business that may properly come before the meeting. The Agreement and Plan of Merger is attached to this proxy statement as Appendix A. The text of the proposed amendment is attached to this proxy statement as Appendix B.

          Pursuant to the Agreement and Plan of Merger, SB Merger Company will merge with and into Sturgis, with Sturgis continuing as the surviving corporation after the merger. If Sturgis shareholders approve the Agreement and Plan of Merger, each shareholder holding of record fewer than 500 shares of common stock immediately before the effective time of the merger will be entitled to receive $16.00 per share in cash, without interest, and each shareholder holding of record 500 or more shares immediately before the effective time of the merger will continue to hold the same number of shares after the merger and will not receive any cash. The proposed amendment would prohibit future transfers of common stock if, as a result of the transfer, the receiving shareholder in the transaction would own of record fewer than 100 shares of common stock. The proposed amendment is contingent on shareholder approval of the Agreement and Plan of Merger.

          The merger will be effective when Sturgis files a certificate of merger with the Michigan Department of Labor and Economic Growth or as otherwise specified on the certificate of merger. After the effective time of the merger, Sturgis anticipates it will have fewer than 300 shareholders of record. As a result, Sturgis would be able to terminate the registration of its common stock under the Securities Exchange Act of 1934 and eliminate significant related expenses.

          This document provides you with detailed information about the merger and the proposed amendment. Please see "Where You Can Find More Information" on page 43 for additional information about Sturgis on file with the Securities and Exchange Commission.

SUMMARY

          This summary briefly describes material terms of the merger and the amendment. To fully understand the proposed merger and amendment, we encourage you to read carefully the entire proxy statement. The actual terms of the merger are found in the Agreement and Plan of Merger, which is attached to this proxy statement as Appendix A. The text of the proposed amendment is located in Appendix B.

•	The amendment will not take effect unless the shareholders approve the merger. (See page 34.)

•

The merger would result in a reduction in the number of Sturgis shareholders of record. This reduction is expected to permit Sturgis to terminate the registration of its common stock under the Securities Exchange Act of 1934. (See pages 27-29.)

•

The merger would be effective when a certificate of merger is filed with the Michigan Department of Labor and Economic Growth, or as otherwise specified on the certificate of merger. Sturgis intends to file the certificate of merger promptly following shareholder approval of the merger proposal. (See pages 26-27.)

•

Each holder of record of 500 or more shares of common stock immediately prior to the effective time of the merger will continue to be a holder of the same number of shares he or she owned prior to the effective time. (See page 7.)

•	Continuing Sturgis shareholders following the effective time will not be entitled to any cash payment as a result of the merger.

•

Each holder of record of fewer than 500 shares of common stock immediately prior to the effective time of the merger will be entitled to receive only cash, without interest, in the amount of $16.00 for each share of common stock held immediately prior to the effective time. (See page 7.)

•	Following the effective time of the merger, shareholders who are entitled to be paid cash for their shares will no longer be shareholders of Sturgis. (See page 7.)

•	Each holder of record of fewer than 500 shares of common stock immediately prior to the effective time of the merger may elect to dissent from the merger. (See pages 30-32.)

•

Shareholders who own fewer than 500 shares in "street name" through an institutional record holder (that is, a broker, bank, etc.) will not be cashed out as a result of the merger if the institutional record holder holds of record 500 or more shares. (See page 7.)

•

The proposed amendment is expected to help slow the growth in the number of shareholders, thus avoiding or delaying the need to again register the common stock under the Securities Exchange Act of 1934. The amendment would be effective when Sturgis files a certificate of amendment with the Michigan Department of Labor and Economic Growth. Sturgis intends to file the certificate of amendment promptly following shareholder approval of the amendment proposal. The amendment is contingent on shareholder approval of the Agreement and Plan of Merger. (See pages 34.)

•	As a result of the merger, Sturgis anticipates that it will be able to terminate the registration of its common stock under the Securities Exchange Act of 1934. This means Sturgis would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See pages 28-29.)

•

Following the completion of the merger, Sturgis' common stock would no longer be traded on the NASDAQ Small Cap Market and the public would have less access to information about Sturgis. (See pages 28-29.)

•	Sturgis' directors and officers may have, or appear to have, a conflict of interest in voting for and recommending the approval of the merger. (See pages 29-30.)

•

The merger may be taxable to those shareholders who receive cash for their shares. These shareholders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their shares. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of common stock. These shareholders should consult their personal tax advisors for a full understanding of the merger's consequences. (See pages 32-34.)

•

Sturgis' financial advisor, Donnelly Penman & Partners, has given the Board of Directors a written opinion dated September 23, 2004, that states the cash consideration to be paid to shareholders who receive cash is fair from a financial point of view. (See pages 16-25.) A copy of this opinion is attached to this proxy statement as Appendix C.

•

The Board of Directors has determined that the proposed merger and amendment are each substantively and procedurally fair to and in the best interests of Sturgis and its unaffiliated shareholders. The board has also determined that the price of $16.00 per share paid to those holders receiving cash for their shares after the effective time is a fair price.

•	Your Board of Directors recommends that you vote FOR the Agreement and Plan of Merger proposal and FOR the amendment proposal.

          This proxy statement contains forward-looking statements. The forward-looking statements are based on management's beliefs, assumptions, current expectations, estimates and projections about the merger, the Agreement and Plan of Merger, the proposed amendment, Sturgis itself, the economy and the banking industry generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted. Risk factors include, but are not limited to, changes in banking laws and regulations; changes in securities and tax laws; changes in governmental and regulatory policy; changes in the national and local economy; changes in costs and other assumptions used in forecasting management's expectations concerning the costs and cost savings associated with the merger; the ability of Sturgis to implement effectively the merger; and the ability to and speed with which Sturgis may achieve all cost savings anticipated from the merger. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a forward-looking statement.

QUESTIONS AND ANSWERS

          The questions and answers below are a summary of items described in this proxy statement. To fully understand the merger and the amendment, you are encouraged to read carefully the entire proxy statement.

Why has the Board of Directors chosen this course of action?

          The Board of Directors has recommended the merger so that Sturgis will no longer incur the burdens, risks and expense associated with its obligations as a reporting company under the Securities Exchange Act of 1934.

What is a merger?

          A merger is a mechanism by which two companies are effectively combined into a single, surviving company. One company "survives" (i.e., exists following) a merger. Sturgis will be the company that survives the proposed merger.

When will this happen?

          If the shareholders approve the merger and the amendment, the effective time of the merger and the amendment is expected to be shortly after the special meeting of shareholders.

What is "going private?"

          The term "going private" is used within this proxy statement to mean the transformation of Sturgis from a company that is obligated to file detailed, periodic reports and comply with other requirements under the Securities Exchange Act of 1934 (a "reporting company") to a company with less than 300 shareholders that is no longer subject to those requirements. This transformation will take place after the effective time of the merger. Sturgis has decided to go private to eliminate the burdens, risks and expense associated with being a reporting company.

What will happen if I own fewer than 500 shares?

          Shareholders who hold of record fewer than 500 shares immediately prior to the effective time of the merger will, as a result of the merger, no longer will be shareholders of Sturgis. This means that they will no longer have voting rights or the right to receive dividends or distributions from Sturgis. They will be paid $16.00 in cash for each pre-merger share they held.

What if I own 500 or more shares?

          Shareholders who hold of record 500 or more shares immediately prior to the effective time of the merger will continue to hold the same number of shares following the effective time of the merger. These shareholders will not receive cash in connection with the merger.

How will I receive my cash following the merger?

          After the effective time of the merger, Sturgis will send transmittal documents to former shareholders entitled to receive cash. These documents explain how you should turn in your old share certificates in exchange for cash. If applicable, Sturgis will pay you for your old shares after you have surrendered your old share certificates.

Should I send in my share certificates now?

          No. After the merger is complete, Sturgis will send written transmittal materials for surrendering share certificates to persons who held of record fewer than 500 shares of common stock immediately before the effective time of the merger.

What is the purpose of the amendment?

          The amendment will allow Sturgis to slow the future growth of its shareholder base by not allowing transfers of shares to "odd lot" shareholders (i.e., those holding fewer than 100 shares).

Will the Merger affect Sturgis Bank & Trust Company?

          No. Sturgis Bank & Trust Company will continue to operate as a wholly owned subsidiary of Sturgis following the merger.

If I have additional questions, who can I contact?

          If you have additional questions regarding the proxy, this proxy statement, the merger, the amendment or related matters, you should contact: Eric L. Eishen, President and CEO of the company at (269) 651-9345.

SPECIAL FACTORS

Reasons for the Merger

          The Board of Directors believes that the benefits derived by Sturgis Bancorp, Inc. (the "Company" or "Sturgis") and its shareholders from being a reporting company are outweighed by the substantial burdens, risks and expense associated with being a reporting company. The purpose of the proposed merger (the "Merger") with SB Merger Company ("SB Merger Co.") is to permit the Company to terminate the registration of its common stock (the "Common Stock") under the Securities Exchange Act of 1934 (the "Exchange Act") and thus eliminate its reporting and other obligations under Exchange Act. The Merger is expected to make that possible by causing the Company to have fewer than 300 shareholders of record.

          Management estimates that being subject to the Exchange Act presently causes the Company to incur incremental expense for legal, accounting and other direct and indirect costs. Anticipated external expenses and internal costs for 2005 associated with being a reporting company (including one-time expenses relating to compliance with the Sarbanes-Oxley Act of 2002 estimated to be approximately $143,000) are expected to be approximately $429,000. Costs for 2003 were approximately $100,000. See "The Transaction-Termination of Exchange Act Registration" (pages 28-29).

          Passage of the Sarbanes-Oxley Act of 2002 has subjected, and will subject, the Company and its directors and officers to additional burdens and expense that are substantial in scope. The new corporate governance, accounting, internal control and liability provisions of the Sarbanes-Oxley Act, while arguably appropriate for large public companies such as Enron and WorldCom, are believed by the Board of Directors to place a disproportionately high burden on the management and financial resources of relatively small companies such as Sturgis. Bank holding companies and banks, such as the Company and its subsidiary, are already subject to a comparatively high degree of supervision, regulation and examination by state and federal bank regulatory agencies. Some of these requirements are intended to achieve objectives similar to those of Sarbanes-Oxley. However, Sarbanes imposes additional requirements on the Company that neither the Company nor its bank are subjected to under banking regulations. The additional Sarbanes requirements include, among others, management certification and external auditor attestation of internal control functions under Rule 404 of Sarbanes-Oxley, and the obligation to file reports with the Securities and Exchange Commission ("SEC").

          The Company would be able to terminate the registration of its Common Stock and relieve itself of some of the legal duties, risks and expense associated with being a reporting company if it had fewer than 300 shareholders of record. See "The Transaction-Termination of Exchange Act Registration (pages 28-29). As of September 14, 2004, the Company had 428 shareholders of record. Of those shareholders, approximately 200 shareholders held fewer than 500 shares. Those numbers changed after the going private transaction was made public. As of November 22, 2004, the Company had 448 shareholders of record. Of those shareholders, approximately 220 shareholders held fewer than 500 shares. The shares held by holders of fewer than 500 shares represent in the aggregate approximately 46,000 shares, or 1.7% of the Company's outstanding shares. Ownership of the 98.3% of the Company's shares held by holders of 500 or more shares is well dispersed, with one shareholder beneficially owning 7.2% of the shares, one shareholder owning 5.6% of the shares, one shareholder owning 5.2% of the shares and no other single shareholder beneficially owning more than 5% of the shares.

          The Board of Directors recognizes and has carefully considered the possibility that some holders of fewer than 500 shares would prefer to keep their shares. The Board of Directors is mindful of the fact that some of its smaller shareholders are both shareholders and Sturgis Bank & Trust Company (the "Bank") customers of long standing. It is expected that some holders of fewer than 500 shares will be able to retain their shares by acquiring additional shares or consolidating family holdings so that they hold of record 500 or more shares. The Board of Directors sincerely regrets the fact that some smaller shareholders who would prefer to retain their shares will be paid cash for their shares. The Board of Directors selected the price to be paid for shares in the Merger, which significantly exceeds recent reported trading prices, in part with the intention of compensating small shareholders for having their shares purchased against their wishes.

          SB Merger Co. is a wholly owned subsidiary of the Company and was organized solely for the purpose of facilitating the Merger. As a result SB Merger Co.'s purpose and reasons for engaging in the merger transaction are the same as those set forth above.

Effects of the Merger

          The Merger is a going private transaction because it is intended to and, if completed, will likely enable the Company to terminate the registration of its Common Stock and thus eliminate the Company's reporting requirements and the other burdens, risks and expenses associated with being a reporting company under the Exchange Act. As a result of the Merger, it is expected that the Company will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Exchange Act. In addition, officers of the Company will be longer be required to certify the accuracy of the Company's financial statements. For more information regarding this registration termination and associated effects, see "The Transaction-Termination of Exchange Act Registration" (pages 28-29). The Merger has been structured with the expectation that upon consummation of the Merger the Company will have fewer than 300 record holders of its shares of Common Stock. The Company organized SB Merger Co. solely to facilitate the Merger. SB Merger Co. will be merged with and into the Company pursuant to the terms of the Agreement and Plan of Merger (the "Plan of Merger"). The Company will be the surviving corporation to the Merger; SB Merger Co. will cease to exist following the Merger and its outstanding shares of common stock (all of which are held by the Company) will be cancelled for no consideration. The Merger will be effective when Sturgis files a certificate of merger with the Michigan Department of Labor and Economic Growth or as otherwise specified on the certificate of merger (the "Effective Time").

          The Merger is expected to benefit the Company by reducing the burdens, risks and expenses associated with being a reporting company. However, the Merger is also expected to have adverse effects. The Common Stock would no longer be traded on the NASDAQ Small Cap Market, resulting in a potential reduction of liquidity in the Company's stock. Following deregistration, shareholders would have decreased access to information about the Company. Those shareholders being cashed-out may not wish to do so and would not have the opportunity to participate in the Company's future growth and earnings (if any). The Merger may negatively affect the good will of some of the Bank's customers. See "Special Factors - Fairness; Recommendation of Board of Directors" (pages 12-16).

          If completed, the Merger will have the following effects.

          Shareholders Owning Fewer than 500 Shares. Each share of Common Stock owned of record by a holder of fewer than 500 shares immediately prior to the Effective Time will be converted, pursuant to the terms of the Plan of Merger, into the right to receive a cash payment of $16.00 per share. As of the Effective Time, holders of these shares will have no further interest in the Company. These shareholders will not have to pay any service charges or brokerage commissions in connection with the Merger or the cash payments to them, unless a bond is required in the event of a lost stock certificate.

          Shareholders Owning 500 or More Shares. Each share of Common Stock owned of record by a holder of 500 or more shares immediately prior to the Effective Time will remain outstanding and continue to represent one share of Common Stock following the Merger.

          Beneficial owners of shares held in "street name." Some beneficial owners of shares hold shares in accounts with banks, brokerage firms and other investment institutions. Typically, shares held in such accounts are registered in the name of the bank, broker, investment institution, or in the name of its depository or nominee. Shares held in this way are referred to as shares held in "street name". Typically, these institutions co-mingle the shares held for multiple customers and hold all of them registered in the name of a depository nominee. The right to retain stock or receive cash as a result of the Merger will be determined with reference to the size of the stock holding as it appears on the company's list of record shareholders as of the Effective Time. Thus, the rights of a beneficial owner of shares held in street name will be determined with reference to the size of the aggregate record holding of their bank, broker, financial institution or its depository or nominee as that holding appears on the stock records of the Company, and not with reference to the number of shares in the beneficial owner's street name account. It is likely that shares held in "street name" will be registered in the name of a nominee that is a record holder of more than 500 shares. Therefore, it is likely that those shares will remain outstanding following the Effective Time. Shareholders holding Common Stock in "street name" should contact their nominees to determine how they will be affected by the Merger.

Background of the Merger Proposal

          Prior to the formation of the Company as the holding company for the Bank in 2001, the Bank had been a reporting company, filing reports with the SEC under Section 12(g) of the Exchange Act. Upon the Company's formation in 2001, it became a reporting company filing with the SEC under Section 12(g) of the Exchange Act, as the successor to the Bank. As an SEC reporting company, Sturgis is required to prepare and file with the SEC, among other items, the following:

•	Annual Reports on Form 10-K

•	Quarterly Reports on Form 10-Q

•	Periodic Reports on 8-K

•	Proxy Statements and related materials as required by Regulation 14A under the Exchange Act

          The costs associated with these reports and other filing obligations comprise a significant corporate expense. These costs include counsel fees, auditor fees, cost of printing and mailing the SEC documents and the word processing, specialized software and filing costs associated with the SEC reports and other filings. These SEC registration-related expenses have been increasing over the years, and the Company believes that they will continue to increase.

          In November 1988, the Bank converted from a mutual savings bank to a publicly held stock savings bank. The conversion was initiated to allow the Bank the opportunity for public capital formation. This conversion allowed the Bank to enjoy several years of growth in its primary market and to expand into two new markets. The Bank raised additional capital through two additional public offerings. One offering was made in October, 1994 and a second offering was made in October of 1998. After the October, 1998 offering, the Bank's stock price declined and it appeared to management that the Bank had saturated the market. In December of 2001, the Bank formed a financial holding corporation in an effort to provide a more flexible company structure and the Company instituted a repurchase program.

The goals of the repurchase program were to reduce the apparent over-saturation of the stock, to improve the liquidity of the stock and to repurchase stock. In 2002, the Company also chose to list its securities on the NASDAQ Small Cap Market. The NASDAQ listing was intended to further improve the liquidity of the stock. Unfortunately, management believes that neither the repurchase program nor the NASDAQ listing has resulted in the desired level of liquidity for the shareholders.

          The Company has evaluated the need to raise additional capital in the future and has determined that additional public offerings do not presently appear to be necessary to raise capital. The Company is reluctant to issue additional shares. The Board of Directors has determined that other equity formation alternatives appear to be more attractive for future needs. These include retaining earnings and private placements of trust preferred securities. The Company believes these methods of capital formation will meet the presently foreseen needs created by the Company's strategic plan.

          Following the enactment of the Sarbanes-Oxley Act of 2002 (the "Act"), the board decided to add the Act to its monthly meeting agenda for discussion on an on-going basis. The discussion involved the requirements under the Act and the implications for the Company as a public company. The board felt it was necessary to obtain additional information on the Act. In November, 2002, the board attended the Americas Community Bankers Convention. Many of the sessions at this meeting were related to the Act and its implications for the Company. The independent directors of the Company attended all of the sessions available on this subject and began to analyze the need for the Company to remain public versus the ongoing cost of being a public company. Discussion was held on the needs for future capital formation and the alternatives available. It was determined that the Bank had sufficient retained earnings to fund the growth necessary to implement its strategic plan.

          The directors decided to continue to monitor the Act and how it may impact the Company. It was noted the Bank is in a highly regulated industry and that many of the changes required by the Act would impose operational procedures similar to those already required of banks and bank holding companies. However, it was also determined that the cost of compliance with certain provisions of the Act would significantly increase the cost of remaining public. These costs include both hard dollar costs and time costs related to implementation and compliance. The board asked the Bank's chief financial officer to evaluate the hard dollar costs related specifically to remaining a public company under the Act.

          Plante & Moran, PLLC requested a meeting with the Audit Committee on March 15, 2004 (in the morning) in connection with the year ended December 31, 2003, and to present a fee proposal for the 2004 audit work. Members of the Audit Committee included Donald L. Frost, James A. Goethals and Philip G. Ward. Plante & Moran also wished to introduce the Company's new partner assignment as required under their partner rotation requirements. During this meeting, Brady J. Nitchman of Plante & Moran reviewed the requirements of the Act. This review included a discussion of Section 404 and the level of management time that would be needed for compliance, the need for external "experts" to help implement the requirements of Section 404 and the likely cost that would need to be incurred. This comment lead to an extensive discussion during which the alternative of going private was discussed. This discussion included a question and answer period. Plante & Moran was asked to attend the Board Meeting in the afternoon of March 15, 2004, where this discussion continued.

          During the regularly scheduled board meeting of March 15, 2004, the board asked for a cost estimate of remaining public. Mr. Nitchman gave a verbal estimated range. (See page 29 for detailed cost estimates.) He also indicated that his firm could not be engaged as a consultant to analyze, document and test internal controls for the Company. His firm, as external auditor, needed to offer an opinion on management's controls. He suggested the Company communicate with another accounting firm on this issue. Directors asked Mr. Nitchman about his experience with going private and the resources that would be required to remain public. Mr. Nitchman indicated there would be an increase in his firm's fee related to Section 404. There was also a general discussion on the benefits of remaining public versus the cost of compliance.

          The board discussed the benefits of using management's time to develop additional business opportunities if they did not have to devote this time to complying with Section 404. The board discussed the need to raise additional capital, the lack of liquidity of the Company's stock and the use of common stock as consideration in future acquisitions. Management noted that the Company could utilize trust preferred securities as a potential capital source if the need presented itself. Management did not anticipate a need for additional capitalization. Retained earnings had been sufficient to support the most recent growth of the company and management was not aware of any significant growth opportunities available in the current market. Management also noted the low trading volume of common stock and the limited liquidity advantages that have so far been provided by being a public company. The board also reviewed information provided by Mr. Hoggatt on estimated costs for compliance with Section 404.

          The board asked President and CEO Eric L. Eishen to obtain additional information on the process and costs of going private. At the April 19, 2004 meeting, President and CEO Eishen provided additional information to the board on going private. He reviewed with the Board of Directors a presentation received at the 2003 America's Community Bankers Annual Convention in Las Vegas, Nevada entitled "Should You Consider Going Private?".

          This presentation included information on the positives and negatives of remaining public. The positive factors for remaining public included: stock liquidity; flexibility for capital formation; higher public awareness; more flexibility for benefit plan structuring; shareholders can obtain Company information more easily; and public confidence may be greater if the Company is an SEC registrant. The negative factors considered for remaining public included: reporting expenses are high and increasing; the increased expense of compliance with Section 404 of the Act; management time may be better used for "value added" activities instead of compliance; investors with short-term goals are less interested; the Company's increased profile as a potential acquisition target; competitive companies have greater access to information; higher risks of legal liability; management may be more focused on short-term results; and there is not a current need for capital formation.

          At the April 19 meeting, the chief financial officer provided a report on the number of shareholders and the breakdown of shareholders by number of shares held. President and CEO Eishen provided an estimate of legal costs for the going private process. Extensive discussion was held and the board asked President and CEO Eishen to obtain information from additional investment banking firms on the alternatives, process and costs of going private for discussion at the Board of Directors meeting to be held on April 27, 2004.

          At the Board of Directors meeting on April 27, 2004, President and CEO Eishen summarized information in literature he had received from investment banking firms on the advantages, disadvantages and process of going private. The literature was general in nature and was not specifically directed to the Company. Extensive discussion was held and the board determined this issue should be assigned to the Executive Committee of the Board of Directors to investigate. This committee was to determine the direction for further investigation and report the results of this investigation to the full Board of Directors on a monthly basis. The Executive Committee is comprised entirely of independent directors and reserves time at each meeting to hold an executive session with officers excused. The members of the Executive Committee were Lawrence A. Franks, James A. Goethals and Philip G. Ward.

          The Chairman, Lawrence A. Franks, called an Executive Committee meeting on May 13, 2004. During this meeting, the committee met with representatives of two law firms, the Company's general counsel and a national law firm that has in the past represented the Bank in connection with certain security law matters. The Committee met with each firm, independently, to discuss the process, implications and alternatives for going private. The committee also reviewed information obtained during the 2003 Americas Community Bankers conference relating to going private. Chairman Franks added director Donald L. Frost, the Chairman of the Audit Committee, to this group for purpose of the going private discussion. With Mr. Frost, the group now included all of the board's independent directors.

          The Executive Committee meeting of June 21, 2004 included a discussion of the positive and negative factors outlined at the April 19, 2004, Board of Directors meeting. During this meeting the Executive Committee had separate presentations on the legal aspects of going private from two law firms, Dresser, Dresser, Haas & Caywood, P.C. and Silver, Freedman & Taff. The attorneys for these two firms discussed the different options for going private and possible litigation issues that could arise. Each option for going private was discussed. They also discussed the impact, both positive and negative, of proceeding with a going private transaction.

          At the regularly scheduled meeting of the board on June 21, 2004, Chairman Lawrence A. Franks reported the results of the Executive Committee meeting. Chairman Franks invited the entire board to attend an Audit Committee meeting scheduled for June 22, 2004. Representatives of Crowe Chizek and Company LLP attended the meeting to discuss Section 404 of the Act. Crowe Chizek is the Company's internal audit firm and the Company intended to engage them to assist in the review and implementation of Section 404. All directors were present. At that meeting, representatives of Crowe Chizek made a presentation on the requirements, process, and costs of a program which would lead to compliance with Section 404 of the Act. Such a program would require evaluation, documentation and assessment of the Company's internal control over financial reporting to support management's certification on internal control over financial reporting and the independent auditor's attestation on management's assessment which would be required in 2005 under SEC rules adopted under Section 404 of the Act. There was further discussion with Crowe Chizek and among directors on the process and implications of going private. During this meeting, the representatives of Crowe Chizek advised the directors that several community bank holding companies in Michigan had completed a going private transaction and that several others were known to them to be in the process of considering or implementing going private proposals.

          On July 7, 2004, the Executive Committee and Donald L. Frost, chairman of the Audit Committee, met with another attorney, Gordon R. Lewis of Warner Norcross & Judd LLP, who had been identified to them as having experience in advising community bank holding companies on going private proposals. The directors received an extensive written and oral presentation on the alternative mechanisms for going private transactions. Written materials were distributed and reviewed in advance. There was an extensive discussion of the feasibility, legal and regulatory requirements, procedural issues and timeline for a possible going private transaction by the Company. There was also a discussion of the board's fiduciary duties to the Company and its shareholders, fairness issues, the approximate cost of a possible going private transaction, and possible effects of such a transaction on the Company and its remaining shareholders. The Executive Committee determined that it would recommend to the full Board of Directors that the Company engage special counsel to work with the Company's general counsel to proceed with further investigation of a transaction which would enable the Company to terminate the registration of its Common Stock.

          At the board's regularly scheduled meeting on July 19, 2004, Chairman Franks reported on the Executive Committee meeting of July 7, 2004. At that meeting, after extensive discussion, the Board of Directors authorized the Executive Committee, each member of which is an independent director, and the officers of the corporation to further investigate the feasibility and advisability of a transaction which would permit the Company to discontinue its registration under the Exchange Act; to select, engage and incur expenses for financial advisors, accountants, and legal professionals; to make a presentation to the full board on its findings and recommendations; and to formulate and present specific proposals for later action by the Board of Directors on such a transaction.

          On September 21, 2004, all board members attended a special board meeting. The officers of the Company and Mr. Lewis presented to the Board of Directors a proposed transaction intended to reduce the number of shareholders to a level which would permit it to terminate its SEC reporting obligations. The officers presented estimates of the direct and indirect costs to the Company of remaining a registered company. The board agreed that the burden on management and the expense of the SEC reporting and other filing obligations outweighed any benefit from the SEC registration.

          Donnelly Penman & Partners presented a valuation report and opinion at the September 21 special meeting, a detailed description of an updated version of which is contained in this proxy statement under the caption "Opinion of Financial Advisor." Donnelly Penman & Partners explained the detailed procedures performed and the financial analyses supporting the range of values. The board members discussed the different factors involved in these procedures and Donnelly Penman & Partners described the assumptions utilized in its valuation report. Discussion took place, the substance of which is described in this proxy statement under the caption "Special Factors - Fairness; Recommendation of Board of Directors" (pages 12-16). The Board of Directors received from Donnelly Penman & Partners a written opinion that, as of June 30, 2004, the fair market value of the Company's common stock was $13.97 per share.

          President and CEO Eishen then asked legal counsel to discuss the fiduciary duties of the board in considering the proposed transaction. The board and counsel then discussed the steps necessary to complete a transaction. The board considered the alternative structures for a going private transaction. After considerable discussion, the Board of Directors unanimously voted in favor of proceeding with the proposed "going private" merger transaction. The board reviewed the shareholder records and determined that shares held of record by shareholders owning fewer than 500 shares should be converted to the right to receive cash in the merger. The Board of Directors determined that $16.00 per share would be paid for the shares of Common Stock converted to the right to receive cash in the Merger and that the proposed merger transaction would be fair to the Company and its shareholders (including unaffiliated shareholders).

          At the September 21 meeting, the board received the verbal opinion of Donnelly Penman & Partners that the $16.00 per share price was fair, from a financial point of view, to shareholders owning fewer than 500 shares, who would receive cash in the merger. Donnelly Penman & Partners later delivered a written fairness opinion confirming its oral opinion. This opinion is presented in Appendix C to this proxy statement.

          At the September 21 meeting, the board reviewed a proposed Agreement and Plan of Merger and unanimously approved resolutions adopting the Plan of Merger agreement, authorizing management to proceed with the merger transaction and to seek shareholder approval of the merger proposal. Legal counsel presented a draft proxy statement and transaction statement on Schedule 13E-3 and discussed the necessary SEC disclosures. The board approved the form of proxy statement and Schedule 13E-3 and authorized management to make all necessary filings with the SEC or otherwise to consummate the proposed going private transaction. Each director indicated his or her intent to vote as a shareholder in favor of the Plan of Merger.

          At the Company's request, Donnelly Penman & Partners' written opinion was later updated to reflect a more recent valuation date. The updated valuation reflected a fair market value of $13.75 per share of Common Stock as of September 20, 2004.At its regular meeting on October 18, 2004, the Board of Directors received the updated valuation report and opinion from Donnelly Penman & Partners and ratified the action taken at the September 21, 2004 meeting. The Board of Directors also expressly adopted the analyses of Donnelly Penman & Partners in the updated valuation report and opinion as its own.

          Your Board of Directors unanimously recommends that you vote "FOR" approval of the Plan of Merger and "FOR" approval of the Amendment.

Fairness; Recommendation of Board of Directors

          The structure and terms of the Merger were determined by current management and the Board of Directors. The Board of Directors consists of seven persons, four of whom are independent directors, and only one of whom is an officer of the Company. The board retained Donnelly Penman & Partners, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the Common Stock. The cash consideration to be paid for the Common Stock under the Merger was determined by the Board of Directors, in part, based on Donnelly Penman & Partners' valuation report.

          Based in part on the valuation report and fairness opinion prepared by Donnelly Penman & Partners and the considerations set forth below, the Board of Directors has determined and reasonably believes that the Plan of Merger proposal is in the best interests of, and substantively and procedurally fair to, the Company and its unaffiliated shareholders and that the Merger consideration of $16.00 per share payable to the shareholders who will receive the cash in the Merger is fair to those shareholders. The board believes the Merger is substantively and procedurally fair both to unaffiliated shareholders who will retain their interest in the Company and to those who will be cashed out in the Merger. Accordingly, the Board of Directors, including all of the directors who are not employees of the Company or the Bank, unanimously approved the Merger, and recommends that the shareholders vote in favor of the Merger and the Plan of Merger. All of the members of the Board of Directors have expressed an intention to vote in favor of the Plan of Merger, including all of the board members who are not employees of either the Company or the Bank.

          In reaching its decision to approve the Merger and in making its recommendation, the Board of Directors considered a number of material factors as described below.

          Positive Factors for Shareholders who Receive Cash in the Merger. The factors that the board considered positive for the unaffiliated shareholders who receive cash in the Merger included:

•

The cash price per share of $16.00 offered in the Merger represents a premium of $5.66 per share (54.7%) over the June 30, 2004 book value per share of $10.34, a premium of $2.39 over the most recent trading price immediately before the board action of $13.61 and a premium of $2.25 per share (16.4%) over the $13.75 fair market value determined in the updated valuation opinion of Donnelly Penman & Partners.

•	The Merger consideration is all cash, which provides certainty of value to those shareholders and immediate liquidity for the shareholders who receive cash in the Merger.

•	No brokerage or other transaction costs are to be incurred by shareholders who receive cash in the Merger, unless a bond is required in the event of a lost stock certificate.

          Positive Factors for Remaining Shareholders. The factors that the board considered as positive for the unaffiliated shareholders who will remain shareholders following the Merger included:

•

Remaining shareholders would realize the potential benefits of the termination of the registration of the Common Stock under the Exchange Act, including reduced expenses as a result of deregistration with the SEC.

•	Remaining shareholders would have the opportunity to participate in the Company's future growth and earnings, if any.

•

The Merger is expected to result in accretion to net income, earnings per share and return on equity; this is a function of the decrease in the number of shares of Common Stock as a result of the Merger as well as cost savings.

•	Remaining shareholders would not be required to pay income taxes as a result of the Merger.

          Negative Factors for Shareholders Receiving Cash in the Merger. The factors that the board considered negative for the unaffiliated shareholders who would receive cash in the Merger included:

•	These shareholders would not have the opportunity to participate in the Company's future growth and earnings, if any.

•	These shareholders will not be able to sell their shares at a time and for a price of their choosing.

•	These shareholders may be required to pay income tax on the receipt of cash in the Merger.

          Negative Factors for Remaining Shareholders. The factors that the board considered negative for the unaffiliated shareholders who will retain their shares in the Merger included:

•	The Merger may negatively affect good will of certain of the Bank's customers.

•	After the Common Stock is deregistered, the shareholders will have decreased access to information about the Company.

•	Donnelly Penman & Partners' valuation opinion, on which the board relied, did not utilize a marketability or minority interest discount for its analyses.

•

After the completion of the Merger the Company's stock will not be traded on the NASDAQ Small Cap Market, which may reduce liquidity in the Company's stock. However, trading of the Common Stock on the NASDAQ Small Cap Market is limited and sporadic, and the Common Stock may be quoted in the over the counter market on the Pink Sheets following the Effective Time.

          Although the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was substantively and procedurally fair to and in the best interest of the Company's unaffiliated shareholders.

          Fair Price Considerations. The Board of Directors selected a price of $16.00 per share as the amount to be paid to shareholders who receive cash for their shares of Common Stock as a result of the Merger. The Board of Directors selected a price that it believed to be in excess of the fair market value of the shares, intending to at least partially compensate shareholders who receive cash for the fact that they are being required to dispose of their shares when some would probably prefer to keep their shares and that shareholders who receive cash would probably incur some tax as a result of the Merger.

          The Board of Directors considered the following factors when selecting the purchase price and determining that it is fair:

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Donnelly Penman & Partners' valuation opinion that the fair market value of shares of Common Stock was $13.75 per share as of September 20, 2004. The board adopted, as part of its analysis, the analyses of Donnelly Penman & Partners.

•	There is a limited trading market for the Common Stock and not all transactions in the Company's stock are reported to the Company.

•

Prices in stock sale transactions reported to the Company in the second quarter of 2004 ranged from $14.80 to $12.41 per share; historical prices since January 1, 2001 ranged from $7.57 to $15.87 per share. The most recent trade involving the Common Stock prior to the September 21, 2004 Board of Directors meeting was for $13.61 per share.

•	The net book value of the Common Stock was $10.34 per share at June 30, 2004.

•	The perceived going concern value of the Company, as provided by Donnelly Penman & Partners, was $13.88 per share.

•	The Company repurchased shares during 2004 at an average price of $14.55 per share.

•	The Company has not received any offers during the last two years for mergers or acquisitions of the Company or its assets or a controlling interesting in the Company's stock.

          "Liquidation value" was not a factor in the board's determination of the purchase price or fairness. Liquidation value was discussed. However, the board was advised by management and the Company's advisors that they were not aware of a single instance in which a solvent, profitable U.S. bank has ever been liquidated. The Board of Directors did not consider a liquidation analysis as a relevant factor because the liquidation of a solvent, profitable bank or discontinuance of a bank's operations is an extremely unlikely event, and neither the Company's management nor the board has any intention of liquidating the bank. The Company believes that because substantially all of the assets on the Company's balance sheet are financial assets, book value (which the Company considered) roughly approximates liquidation value.

          Your Board of Directors has unanimously determined that the purchase price of $16.00 per share is a fair price.

          Fair Process Considerations. The Board of Directors delegated to the Executive Committee, which consists entirely of independent directors, and the Company's officers, authority to (i) investigate the feasibility of going private transactions and (ii) select, engage and incur expenses by financial advisors, accountants and legal professionals (and authorize management to do the same) in order to develop a presentation for the entire Board of Directors and present specific proposals. The Plan of Merger proposal has been approved and recommended by the independent Executive Committee as well as the entire Board of Directors.

          Because the proposed transaction is a merger of the Company and a wholly-owned subsidiary of the Company, Michigan law would have allowed the Board of Directors to approve the Plan of Merger without a vote of shareholders. The Board of Directors has chosen to submit the Plan of Merger to the shareholders for approval and has conditioned the Merger on approval of the Plan of Merger by holders of a majority of the issued and outstanding shares of Common Stock. The Board of Directors has not, however, chosen to condition the Merger on approval of a majority of the shareholders who will receive cash in the transaction because they represent a small minority of shares (less than 1.5%). Submitting the Plan of Merger to the shareholders is expected to reduce the risk that the Company will be subject to litigation involving the Merger.

          The Board of Directors has chosen to include in the Plan of Merger a provision that will give shareholders who receive cash in the Merger the right to dissent from the Merger and petition a court to determine the fair value of their shares. This right would not have been available to shareholders in this transaction if the Board of Directors had not chosen to include it. (Shareholders considering exercising this right are cautioned, however, that exercising this right is likely to entail certain costs and risks, and such shareholders should carefully consider the full discussion of dissenter's rights appearing on pages 30-32.)

          Alternatives Considered. The 500 share level was chosen by management and recommended to the Board of Directors based on an analysis of the company's shareholder list as of September 14, 2004. Lower share ownership thresholds were also considered. However, shareholders are free to buy or transfer shares until the Effective Time. It is expected that some shareholders will acquire additional shares before the Effective Time through market purchases or other transactions in order to be a holder of more than the threshold number of shares and thus remain a shareholder after the Merger. Because the number of shareholders above the threshold could increase before the Effective Time, it was necessary to select a threshold sufficiently high to make reasonable allowance for changes in the composition of the shareholder list without defeating the purpose of the proposed transaction. Other lower numbers were considered and rejected as it was believed they would have resulted in an unacceptably high risk that the transaction would not yield the desired result of having less than 300 record shareholders.

          The Executive Committee considered the following alternatives to the Merger format:

•

Reverse Stock Split. The Executive Committee considered the use of a process known as a reverse stock split as an alternative to the Merger. A reverse stock split would have involved a mechanism that proportionately decreased the number of shares of stock held by shareholders. In a reverse stock split, shareholders receive one share of stock for every 500 (for example) shares owned; those shareholders holding only fractional share interests following the split are cashed out. As a result, there are fewer shareholders. The Executive Committee did not choose this alternative because it would have resulted in a post-split stock price that would be undesirably high, and because it would have been necessary to require all remaining shareholders to surrender their existing stock certificates to be exchanged for new stock certificates, which would be relatively burdensome for both shareholders and the Company.

•

Tender Offer. The Executive Committee also considered making a tender offer to purchase outstanding shares of Common Stock from the Company's shareholders. This alternative could have reduced the number of shareholders through their sale of Common Stock. However, it is uncertain whether this process would result in the Company having fewer than 300 shareholders-a threshold that the Company must meet in order to go private and reduce the burdens associated with being a reporting company. For this reason, the Executive Committee decided not to use this alternative.

          Sturgis' non-employee directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Plan of Merger or preparing a report on the fairness of the Merger. The Board of Directors did not consider other methods to reduce expenses other than going private. Nor did the board consider the possibility of a third party buy-out. The board did not consider these options because (i) it relied in part upon the assessment and recommendation of independent directors; (ii) it was not aware of other methods of achieving expense reductions that were comparable with those reductions possible through the Merger and (iii) no third party expression of interest in acquiring the Company is presently before the board.

          Approval of the transaction was recommended by the Executive Committee of the Board of Directors. The Executive Committee based its independent analyses on the same information and analyses provided to the Board of Directors, and considered the same factors as the board when making its recommendation. The Executive Committee is comprised entirely of independent directors. Shareholders who are expected to receive cash in the Merger represent approximately 1.7% of the Common Stock. The Merger requires approval by shareholders holding a majority of the outstanding stock. Directors and officers as a group beneficially own approximately 17.3% of the outstanding common stock of Sturgis. Because (i) the shares held by directors and officers represent a relatively small percentage of votes required to approve the transaction, (ii) the small percentage of shareholders receiving cash in the Merger, and (iii) the board relied in part upon the assessment and recommendation of independent directors, the board concluded that having an unaffiliated representative act solely on behalf of shareholders who are not directors or officers of Sturgis and requiring a majority of unaffiliated shareholders to approve the transaction were not necessary to assure fairness. The only appraisal the Company sought in connection with the Merger was the valuation report provided by Donnelly Penman & Partners. Neither the Company nor SB Merger Co. has made any provision in connection with the Merger to grant unaffiliated shareholders access to the Company's or SB Merger Co.'s corporate files or to obtain counsel or appraisal services for such shareholders at the Company's or SB Merger Co.'s expense.

          Other Considerations. It could be argued that directors may have, or appear to have, a conflict of interest in approving and recommending the proposed Merger transaction. The transaction will result in a slight increase in the percentage of ownership of all directors and officers. As a group, directors and officers own approximately 17.3% of the outstanding shares of Common Stock; following the Effective Time, the directors and officers would own approximately 17.6% of the shares. However, this benefit is shared proportionally by all remaining shareholders. In addition, it is expected that the transaction will, after it is concluded, reduce the risk of litigation and liability to which directors and officers of public companies are exposed.

          The foregoing discussion of the factors considered by the Board of Directors is intended to discuss in reasonable detail the material factors on which the Board of Directors relied; it does not necessarily reflect all factors involved in the process. In view of the variety of factors considered in connection with their evaluation of the Merger proposal, the Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

Opinion of Financial Advisor

          The Company engaged Donnelly Penman & Partners to render its report and opinion with respect to the fair market per share value of the Company's Common Stock for purposes of evaluating the proposed transaction and the fairness of the proposed transaction. At the September 21, 2004 meeting of the Board of Directors, Donnelly Penman & Partners presented a valuation report and opinion that reflected the fair value per share of the Common Stock as of June 30, 2004, and gave an oral opinion on the fairness of the proposed $16.00 per share price offered in the Merger. Donnelly Penman & Partners did not recommend the $16.00 per share price offered in the Merger. The only instructions given to Donnelly Penman & Partners were to provide the board with a valuation report and opinion, followed by a fairness opinion. Pursuant to the Company's request for a more current valuation, on September 23, 2004, Donnelly Penman & Partners delivered an updated valuation report and opinion to reflect the fair value per share of the Common Stock as of September 20, 2004 (the "Opinion"). The information contained in the preliminary valuation report, which valued the Company's common stock as of June 30, 2004, is substantially the same as the updated valuation report, which valued the Company's common stock as of September 20, 2004, except for updates resulting from the use of a later valuation date. During the process of updating the report Donnelly Penman & Partners:

•	Updated the discount timing on the Discounted Cash Flow Analysis through September 20, 2004, which resulted in a valuation change from $13.93 to $13.88.

•

Updated the recent trading analysis to reflect trading through September 20, 2004, which resulted in changes from $14.00 to $13.95, $13.96 to $14.03 and $14.93 to $13.67 for the 30-day, 90-day and one-year trading periods, respectively.

•

Updated the current stock prices in the Comparable Company Analysis through September 20, 2004, which resulted in changes from $12.85 to $12.83, $11.56 to $11.32 and $13.54 to $12.51 for the implied value based on Book Value, Tangible Book Value and Earnings per Share metrics, respectively.

When weighted these changes resulted in a change in the valuation conclusion from $13.97 to $13.75, a change of $.22 or 1.6%.

          Donnelly Penman & Partners confirmed its verbal fairness opinion with a written fairness opinion dated September 23, 2004, in which it stated that, as of September 21, 2004, the $16.00 per share price offered in the Merger was fair from a financial point of view to Sturgis' shareholders. This fairness opinion is attached to this proxy statement as Appendix C.

          Donnelly Penman & Partners is a regional investment banking firm of recognized standing. As part of its investment banking services, they are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Company upon Donnelly Penman & Partners with respect to the investigations made or procedures followed by Donnelly Penman & Partners in rendering its Opinion.

          Donnelly Penman & Partners was selected by the Company's management, in consultation with the Executive Committee of the Board of Directors. The Executive Committee reviewed 5 proposals from investment banking firms. Donnelly Penman & Partners was selected based on the firm's reputation, experience (including particularly the prior experience of members of the firm with the Company and the firm's general experience with community banks in the state of Michigan) and price. No material relationship has existed during the past two years or is mutually understood to be contemplated, or compensation received or to be received, as a result of the relationship between Donnelly Penman & Partners and its affiliates and the Company and its affiliates except for the engagement described in this proxy statement. Donnelly Penman & Partners has been paid a fee of $25,000, plus reimbursement of its expenses, and has received indemnification rights for performing the valuation and providing its fairness opinion.

In arriving at its Opinion, Donnelly Penman & Partners has:

•	Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financial statements for the eight months ended August 31, 2004;

•	Reviewed reports from the Board of Directors meetings for the Company and the Bank held during the month of August, 2004;

•	Reviewed the Company's Strategic Plan and 2004 through 2006 forecast;

•	Compared certain financial characteristics of the Company to certain publicly held companies they deemed relevant;

•	Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

•	Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

•	Prepared a discounted cash flow analysis of the Company based on a financial forecast derived from discussions with and deemed reasonable by management of the Company; and

•	Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as they deemed necessary or appropriate.

          In connection with rendering its Opinion to the Company, Donnelly Penman & Partners performed a variety of financial analyses, which are summarized below. Donnelly Penman & Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman & Partners' Opinion. Donnelly Penman & Partners arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

          Donnelly Penman & Partners did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with such materials. Donnelly Penman & Partners has not reviewed any individual credit files of the Company and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

          With respect to the comparable company analysis and comparable acquisition transaction analysis summarized below, no public company utilized as a comparison is identical to the Company, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company's management contained in or underlying Donnelly Penman & Partners' analyses is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, Donnelly Penman & Partners assumed, with the Company's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

          Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. The analyses performed by Donnelly Penman & Partners were assigned a weighting based on Donnelly Penman & Partners' opinion of their relative comparability and significance with regard to the specific characteristics of the Company.

          In its analyses, Donnelly Penman & Partners made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These assumptions include: the expectation that interest rates will trend gradually upward through 2006 and remain constant thereafter; the expectation that general economic conditions will neither deteriorate nor improve significantly relative to their current state; the expectation that no significant industry regulations or events that would impair the Company's ability to earn income at projected levels will occur; and the expectation that industry trading and transaction multiples will not change significantly from current values.

          The following is a brief summary of the analyses performed by Donnelly Penman & Partners in connection with its Opinion:

•

Analysis of Comparable Acquisition Transactions. Donnelly Penman & Partners analyzed thrift acquisition transactions announced and/or completed since January 1, 2001. None of the comparable transactions identified represent "going-private" transactions. Donnelly Penman & Partners considers the comparable transactions approach a relevant analysis in the valuation of a business. The purpose of this analysis in this Opinion is not to compare any "going-private" transaction proposed by Sturgis to similar transactions undertaken by other financial institutions, but rather to determine an implied value for the Company based on the deal pricing metrics of recent acquisitions. Donnelly Penman & Partners considers the transactions identified as relevant because the characteristics of the target companies are similar to those of Sturgis and thus approximate what the fair value of Sturgis may be in an acquisition scenario. Each selling thrift identified had total assets less than $500 million and was headquartered in the Midwest. Donnelly Penman & Partners removed any transactions in which the target was determined to be overcapitalized, defined as having an equity to assets ratio of greater than 12%. Donnelly Penman & Partners also removed any transactions where the target was sold for less than book value as this may be an indication that the institution was in troubled status prior to the transaction. This analysis provided an approximate median multiple of 1.422 times price to book value, 1.422 times price to tangible book value, 25.0 times the last 12 months ("LTM") earnings per share, and a premium to core deposit metric of 7.1%. Applying the median multiple for price to book value of 1.422 times to the Company's June 30, 2004 book value per share of $10.34 results in an implied value per share of $14.70 on a control, marketable basis. Using the same methodology, the values implied by applying the relevant multiples to the Company's tangible book value per share at June 30, 2004 of $8.47 and earnings per share for the twelve months ended June 30, 2004 of $.74 were found to be $12.04 per share and $18.50 per share, respectively. Applying the median premium to core deposits of 7.1% to the Company's $176.1 million in core deposits as of June 30, 2004 resulted in a calculated value of $12.5 million. When added to the Company's book value of $28.2 million as of June 30, 2004 and divided by the 2,730,385 shares outstanding at the same date, the result is an implied value per share of $14.82. Core deposits are defined as all deposits less CDs over $100,000 and brokered deposits.

In this analysis, Donnelly Penman & Partners reviewed the following transactions, identified by buyer and seller: Park National Corp./First Federal Bancorp, Inc., Northbrook Investments, LLC/North Bancshares, Inc., WesBanco, Inc./Western Ohio Financial Corporation, Landmark Bancorp, Inc./First Kansas Financial Corporation, Garfield Acquisition Corp./Lenox Bancorp, Inc., Blue River Bancshares, Inc./Unified Banking Company, NS&L Acquisition Corp./NS&L Bancorp, Inc., Salin Bancshares, Inc./Blue River Federal Savings Bank, Garfield Acquisition Corp./Findlay Savings Bank, National Bancshares Corp./Peoples Financial Corp., Unified Community Financial Corp./Potters Financial Corporation, Peoples Community Bancorp, Inc./Kenwood Bancorp, Inc., Union Community Bancorp/Montgomery Financial Corp, Chemical Financial Corp./Bank West Financial Corp and Robertson Holding Company, L.P./Cumberland Mountain Bancshares Inc.

Donnelly Penman & Partners notes that no selling thrift reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared. In addition, Donnelly Penman & Partners considered the fact that the proposed transaction does not represent the sale of a control position and the values associated with the Analysis of Comparable Acquisition Transactions do include a control premium.

•

Analysis of Selected Comparable Companies Donnelly Penman & Partners compared selected operating results of the Company to a select group of publicly traded thrifts headquartered in Michigan. The comparable set had total assets of between $200 and $500 million. Some companies meeting these criteria may have been eliminated based on lack of data as generated by SNL Financial - the source for the comparable transactions data.

Thrifts typically trade at different multiples than commercial banks in the same market because of differences in asset profiles resulting in part from historical restrictions on commercial loans and a historical specialization in mortgage lending; thus resulting in overall lower net interest margins as compared with commercial banks. The Bank operates under a savings bank charter, which is classified as a thrift, and therefore faces similar restrictions to those of other area thrifts. Donnelly Penman & Partners noted the loan composition and net interest margin of the Bank was very similar to that of the selected comparable thrift group.

The selected group had approximately the following median values: $278.7 million in total assets, $33.9 million in total equity, a tier one risk-based capital ratio of 14.09%, LTM return on average assets of .74%, LTM return on average equity of 7.05% and a LTM efficiency ratio of 62.94%. This analysis provided valuation benchmarks including the median price multiples of 1.241 times book value, 1.337 times tangible book value and 16.9 times LTM earnings per share. Applying the median price to book value multiple to the Company's book value per share as of June 30, 2004 of $10.34 resulted in an implied per share value of $12.83 on a marketable basis. Using the same methodology, the implied values provided by application of the relevant multiples to the Company's June 30, 2004 tangible book value and LTM earnings per share of $8.47 and $.74 were found to be $11.32 per share and $12.51 per share, respectively.

In this analysis, Donnelly Penman & Partners reviewed the following companies: Alpena Bancshares, Inc. (ALPN), Ameriana Bancorp (ASBI), Blue River Bankshares, Inc. (BRBI), Cheviot Financial Corp. (CHEV), FFW Corp. (FFWC), First Capital, Inc. (FCAP), First

Federal Bancorp, Inc. (FFBZ), First Franklin Corp. (FFHS), HFS Bank, FSB (HFSK), LSB Financial Corp. (LSBI), MFB Corp. (MFBC), Monarch Community Bancorp, Inc. (MCBF), Northeast Indiana Bancorp, Inc. (NEIB), Peoples Bancorp (PFDC), Perpetual Federal Savings Bank (PFOH), River Valley Bancorp (RIVR), The Northern Savings & Loan Company (NLVS), Union Community Bancorp (UCBC) and Wayne Savings Bancshares, Inc. (WAYN).

No thrift used in the above analyses as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values of the Company and the thrifts to which it is being compared.

•

Discounted Cash Flow Analysis. Donnelly Penman & Partners prepared a discounted dividend stream analysis of the Company, which estimated the future after tax cash flows that the Company might produce over the period from September 20, 2004 through December 31, 2008. These estimates were derived from discussions with and deemed reasonable by the Company's management team, and are reflected in the table that follows this discussion. The estimates assumed that the Company's pre-tax earnings would grow at a compound annual growth rate of approximately 27.7% throughout the projection period. This assumes that the Company continues to grow its business in its home markets with gradual expansion into new areas. A 27.7% earnings growth rate is greater than the Company's historical growth rate. However, this growth rate would be computed from an earnings decline in 2003 and a projected earnings decline in 2004. If viewed in the longer term, and ignoring the decline in 2003 and 2004, the compound annual earning growth rate from 2002 through the projection period is 9.6%. Earnings growth was not specifically forecasted. Rather, it is the result of multiple balance sheet growth and yield assumptions in addition to assumptions regarding non-interest expense and income growth. Donnelly Penman & Partners has, with the guidance of management, used the key assumption that the yields on earning assets grow by 100 basis points in 2005 and 2006 and costs of deposits and borrowings grow by 75 basis points in 2005 and 2006. Donnelly Penman & Partners further assumed, with management's guidance, that the Company would increase dividend payments by 10% per year, which resulted in a dividend payout ratio of 32% to 57% of earnings through the projection period. The resulting cash flows were then discounted to a present value using a discount rate of 10.5%, based on Ibbotson Associates (Ibbotson Associates, "Stocks, Bonds, Bills, and Inflation," Valuation Edition 2003 Yearbook) build up method with an industry discount applicable to commercial banks and thrifts. Based on the most recent Ibbotson's data the riskless rate is 4.8%, market risk premium is 7.0% and industry specific premium was -1.3%, resulting in a discount rate of 10.5%, which Donnelly Penman & Partners regards as appropriate given the nature of the Company, industry risk and general economic conditions. Donnelly Penman & Partners also estimated the residual value for the Company's common stock using a price to tangible book value multiple of 1.422 times, which is derived from the analysis of tangible book value multiples in comparable transactions (see Analysis of Comparable Acquisition Transactions). This multiple is applied to the Company's estimated tangible book value at December 31, 2008 of $36.1 million. The discounted dividend analysis implied a value of $13.88 per share for the Company's common stock on a marketable basis. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any security may trade at the present or at any time in the future. Donnelly Penman & Partners included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

Donnelly Penman & Partners utilized, with guidance from management, the following material assumptions to produce its financial forecast from September 20, 2004 to December 31, 2008:

•	Loan growth ranged from 5.1% to 10%, with the majority of new loan growth coming from real estate lending, both residential and commercial.

•	Loan loss reserve was maintained at 1.1% of total loans and charge offs were assumed to be .20% of average loans over the projection period.

•	The Company is assumed to rely primarily on FHLB Advances and to a lesser extent deposit growth to fund loan growth.

•	Yields and cost of borrowing for 2004 were assumed to be approximately the rates as of August, 2004.

•	Yields on earning assets were assumed to increase by 100 basis points in 2005 and 2006 and the cost of deposits and borrowing were assumed to increase by 50 basis points in 2005 and 2006.

•	Yield and cost of borrowing were assumed to remain at 2006 levels in 2007 and 2008.

•	Non-interest income declined significantly in 2004 and is assumed to continue to decline in 2005 due to decreased residential lending volume.

•	Slight increases for non-interest income are projected after 2005.

•	Non-interest expense was assumed to increase by between 3% and 6% per year over the projection period.

•	Dividend payments were expected to increase by 10% over the projection period, which resulted in a dividend payout ratio between 31.6% and 57.4%.

•	The effective tax rate was assumed to be 31%.

This table contains forward-looking statements. The financial forecasts in the table below are presented only for the purpose of showing the assumptions used in this valuation analysis. The assumptions and forecasts are based on management's beliefs, assumptions, current expectations, estimates and projections about the Merger, the Agreement and Plan of Merger, the Company itself, the economy and the banking industry itself. Financial forecasts are of limited value due to the fact that they are dependent on many assumptions and factors beyond the control of the Company. The forecasts are not intended to be relied upon as a basis for expectations of future performance or investment decisions. Sturgis makes no representation or warranties regarding the accuracy of these forecasts, which are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Investors should not place undue reliance on these or any other forecasts or projections as actual performance will depend on many variables and could deviate substantially from the forecasts detailed below. See the bottom of page 3 for more information regarding forward-looking statements.

Discounted Cash Flow Model
Valuation Date:  September 20, 2004
($ in thousands - except per share data)
	Projected

	For the years ended December 31
	2004	2005	2006	2007	2008	2008 Takeout

Net Interest Income After Provision	$7,938	$9,649	$11,147	$12,194	$12,907
Non-interest Income	4,031	3,839	4,186	4,424	4,680
	11,969	13,488	15,334	16,619	17,588

Amortization of Intangibles	(260)	(273)	(287)	(301)	(316)
Depreciation	(569)	(619)	(769)	(819)	(869)
General & Administrative Expenses	(8,614)	(8,873)	(9,139)	(9,413)	(9,696)
Total Other Expenses	(9,444)	(9,766)	(10,196)	(10,534)	(10,882)

Income Before Taxes	2,525	3,722	5,138	6,085	6,706
Taxes @ 31%	(782)	(1,153)	(1,592)	(1,886)	(2,078)

Net Income	1,742	2,568	3,545	4,198	4,627

Dividend Payout	$1,000	$1,100	$1,210	$1,331	$1,464
(% Dividend Payout)	57%	43%	34%	32%	32%
Present Value Factor @ 10.5% (1)	0.9855	0.9237	0.8355	0.7558	0.6837

Mid-year Discount	(500)

Present Value of Free Cash Flows	$492	$1,016	$1,010	$1,005	$1,001

Total Present Value of Cash Flows (Years 1 to 5)	$4,526
Plus: Residual Cash Flow Value	$33,408	2008 Tangible Book Value (TBV)	36,145

Indicated Equity Value	$37,934	2008 Takeout Price/TBV Multiple (2)	142.2%

Fully Diluted Shares Outstanding	2,732,987	Residual Cash Flow Value	$51,381

Equity Value Per Share (Marketable)	$13.88	Present Value Factor	0.6502

		Present Value of Residual Cash Flow	$33,408
Footnotes:
(1)

Based on the Ibbotson Associates weighted average cost of capital build up method (riskless rate + market risk premium) utilizing a 1.3% industry discount for commercial banks (data from Ibbotson Associates 2003 Yearbook - Valuation Edition).

(2)	Based on an average of Midwest transactions of comparable size since January 1, 2003.

•

Historical closing stock prices and trading volumes. Donnelly Penman & Partners analyzed the quoted trades listed on the NASDAQ SmallCap Market for Sturgis Bancorp, Inc. (STBI) for varying historical periods. Donnelly Penman & Partners used a simple average of the closing stock price quoted for a period of 30 and 90 trading days and one calendar year. Only days in which the security actually traded were counted in the simple average. For the past 30 trading days, as of September 20, 2004, the historical average price was $13.95 with a period volume of 23,162 compiled over 19 separate trading days. For the past 90 trading days, as of September 20, 2004, the historical average price was $14.03 with a period volume of 194,090 compiled over 61 separate trading days. For the past 12 months, as of September 20, 2004, the historical average price was $13.67 with a period volume of 796,609 compiled over 193 separate trading days. It should be noted that volume may reflect "double counting" due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are per the trading information provided on the NASDAQ website and may not reflect all transactions that occurred over the aforementioned time period.

•

Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

In most going concerns with a viable future it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. Donnelly Penman & Partners reviewed the book value of the Company's assets in limited detail and found net book value to be $28.2 million or $10.34 per share as of June 30, 2004.

          Donnelly Penman & Partners typically applies either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid corporation on a comparable basis. No such discounts have been applied to the Common Stock in this valuation. If such a discount were applied, it would result in a valuation that would be significantly lower than the assigned value. Donnelly Penman & Partners does not use either a minority or marketability discount when valuing companies for the purpose of going private because of the highly subjective nature of these discounts and case law that has ruled that the use of minority or marketability discounts in a squeeze out merger is either not applicable or discretionary.  Typically, in other valuations not for the purpose of going private, a minority discount would only be used in conjunction with a comparable transactions analysis to "cancel out" the control premium inherent in such transactions.  Also in these other valuations, a marketability discount may be applied to the discounted cash flow, comparable company and comparable acquisition analysis in the case of private company or thinly traded public company.  A minority or marketability discount was not applied to the recent trading analysis in part because the market price was believed to already reflect these factors.  Marketability discounts typically range from 0% to 50% based on the appraiser's opinion on the relative liquidity of the stock.  Minority discounts can also carry a wide range, and require specific analysis of the transaction market dynamics for the industry in which the company operates, which also relies on the appraiser's opinion.

          Donnelly Penman & Partners did not utilize a liquidation analysis in part because, as with book value, in most instances where a company earns a significant return on its assets (both tangible and intangible), the liquidation value approach is not representative of the company's intrinsic business value. In addition, the purpose of the Opinion was to determine the fair market value of the Common Stock, viewing the Company as a going concern. The liquidation of the Company is not a method of valuation considered when deriving fair market concern as a going concern.

          To achieve the weighted valuation conclusion Donnelly Penman assigned weightings to each valuation metric. The discounted cash flow is weighted at 28%. The 30 day, 90 day and 1-year historical trading averages are each weighted at 8% for a total weight for the recent trading metric of 24%. The implied value per share based on comparable company book value, tangible book value and price to earnings ratios are each weighted at 8% for a total comparable company metric weight of 24%. The implied value per share based on comparable acquisitions book value, tangible book value, price to earnings and premium to core deposits ratios are each weighted at 6% for a total comparable acquisition metric weight of 24%. When combined, these four valuation metric groupings total to 100%. The selection of these weightings was a subjective judgment.

          Donnelly Penman & Partners' Opinion was directed to the Board of Directors of the Company and did not constitute a recommendation to the Board of Directors of the Company or the existing holders of Common Stock. Its Opinion is limited solely to the value of the Common Stock as of September 20, 2004, given the relevant market and Company specific information available at the present time, and the fairness of the transaction from a financial point of view.

          On the basis of, and subject to the foregoing, Donnelly Penman & Partners is of the opinion that, as of September 20, 2004, the fair market value of the Company's Common Stock was $13.75 per share. (The initial written report reflected a fair market value of the Common Stock of $13.97 per share as of June 30, 2004.) The Company's Board of Directors determined to pay $16.00 for each share of Common Stock that will be cashed out as a result of the transaction, representing a 17.6% premium to the closing price as of September 21, 2004 and representing a 16.4% premium to the fair value of the Company's Common Stock as updated on September 23, 2004. Donnelly Penman & Partners issued an oral opinion that the price of $16.00 per share to be paid to shareholders receiving cash as a result of the Merger was fair from a financial point of view to those shareholders as of September 21, 2004, the date the Board of Directors adopted the Plan of Merger and determined the $16.00 price per share.

          The Company will make the Opinion available at its principal office in Sturgis, Michigan, during regular business hours until the date of the Special Meeting for inspection and copying by any interested shareholder or representative who has been so designated in writing. Donnelly Penman & Partners has given its consent to such inspection and copying by shareholders who are making their investment decision. Donnelly Penman & Partners has consented to the reproduction of its fairness opinion in this proxy statement. Donnelly Penman & Partners has consented to shareholders relying upon Donnelly Penman & Partners' materials when making their investment decisions. However, such materials do not constitute a recommendation by Donnelly Penman & Partners as to how a shareholder should vote with respect to the Plan of Merger.

THE TRANSACTION

Material Terms

          The following is a summary of certain provisions of the Plan of Merger and certain matters relating to the Merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the Plan of Merger in its entirety and to consider it carefully.

          Brief Description of Merger. If and when the Merger takes effect, any shareholder who holds of record 500 or fewer shares of Common Stock immediately prior to the Effective Time will no longer be a shareholder of the Company. These shareholders will instead receive cash for their shares. All other shareholders will continue to be shareholders of the surviving company, Sturgis.

          To implement the Merger fully and achieve the desired goal of decreasing the burdens, risks and expense associated with reporting companies by terminating the Company's reporting obligations, the following events must occur: (i) the shareholders must approve the Plan of Merger; (ii) a certificate of merger must be filed with the Michigan Department of Labor and Economic Growth; (iii) the Company must file a final amendment to its going private Schedule 13E-3 with the SEC; and (iv) the Company must terminate its filing obligations under the Exchange Act by filing a Form 15 with the SEC.

          Consideration; Conversion and Exchange of Stock Certificates. Each shareholder holding of record fewer than 500 shares of Common Stock immediately before the Effective Time will be entitled to receive $16.00 in cash, without interest, and each shareholder holding of record 500 or more shares immediately before the Effective Time will continue to hold the same number of shares after the Merger and will not receive any cash. As soon as practicable after the Merger is completed, the Company will mail to each shareholder who is to receive cash a letter of transmittal and instructions for surrendering their stock certificates. When the Merger is completed, the shares of Common Stock owned by each shareholder receiving cash will automatically be converted into the right to receive cash. To receive the cash, however, such shareholders must deliver to Sturgis their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders in connection with the cash payments, and all expenses will be borne by the Company, except that a bond may be required for a lost certificate. PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

          Dividends and Distributions. A shareholder will not be entitled to any further dividends or distributions that are declared after the Merger is completed on any shares of Common Stock that are automatically converted into cash as a result of the Merger, regardless of whether the shareholder has or has not surrendered his or her stock certificates to the Company. Each shareholder will be entitled to dividends and distributions on his or her Common Stock declared with record dates prior to the Effective Time.

          Reasons for Engaging in Merger. See "Special Factors--Reasons for the Merger" (pages 5-6).

          Vote Required. The Plan of Merger must be approved by holders of a majority of the issued and outstanding shares of Common Stock. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Common Stock entitled to vote at the meeting is necessary for a quorum. As of November 15, 2004, 2,722,885 shares of Common Stock were issued and outstanding. Of these shares, the Company's officers and directors beneficially owned approximately 470,048 (less than 18%) of such outstanding shares. Holders of a majority of the 2,722,885 issued and outstanding shares must vote to approve the Plan of Merger proposal to authorize the transaction.

          Effective Time of the Merger. The Company expects to complete the Merger during December. However, the Company cannot guarantee that the Merger will be effective by the end of 2004.

          The Effective Time will be the time of the filing with and acceptance for record of a certificate of merger by the Michigan Department of Labor and Economic Growth, or a later time specified in the certificate of merger. The Company presently intends to file a certificate of merger as soon as practicable after the approval of the Plan of Merger proposal by the shareholders at the Special Meeting is obtained and the other conditions precedent to the consummation of the Merger have been satisfied or waived.

          Conditions to Consummation of the Merger. The Boards of Directors of the Company and SB Merger Co. have adopted the Plan of Merger and authorized the consummation of the Merger. As the sole shareholder of SB Merger Co., the Company has approved the Merger and the Plan of Merger. The completion of the Merger depends upon a number of events, including:

•	The approval of the Plan of Merger by the Company's shareholders.

•	The filing and acceptance of a certificate of merger with the Michigan Department of Labor and Economic Growth.

•	The receipt of all regulatory approvals, if any.

          The Merger and Plan of Merger are not contingent on shareholder approval of the Amendment. Therefore, if the shareholders approve the Plan of Merger, the Company and SB Merger Co. will proceed with the completion of the Merger regardless of whether the shareholders approved the Amendment.

          Amendment or Termination of the Plan of Merger. The Plan of Merger may be amended by a written agreement approved by the Boards of Directors of the Company and SB Merger Co., generally without the necessity of further action by shareholders. However, shareholder approval is required for any modification or amendment that is made after the shareholder vote and that has any of the following effects:

•	Changes the amount or kind of consideration that you will receive for your shares of Common Stock;

•	Changes any provision of the Company's articles of incorporation; or

•	Adversely affects your rights as a shareholder.

          No amendments or modifications to the Plan of Merger are presently contemplated. However, if there is any material amendment to the Plan of Merger before the Special Meeting, the Company will notify you and provide you with information relating to the amendments prior to the meeting.

          The Merger may be abandoned and the Plan of Merger terminated by the mutual written consent of the Company and SB Merger Co. as provided in the Plan of Merger. At this time, the Company has no intention of abandoning the Plan of Merger.

Regulatory Requirements

          Except for the filing of the certificate of merger with the Michigan Department of Labor and Economic Growth upon the approval of the Merger by the Company's shareholders, and compliance with federal and state securities laws, the Company is not aware of any material United States federal or state or foreign governmental regulatory requirement that must be complied with or approval that must be obtained to complete the Merger.

Certain Consequences of the Merger

          Pursuant to the terms of the Plan of Merger, following shareholder approval of the Plan of Merger proposal and subject to the fulfillment or waiver of certain conditions, SB Merger Co. will be merged with and into Sturgis, and Sturgis will continue as the surviving company in the merger. The Merger is expected to cause a reduction in the number of Sturgis' shareholders of record to under 300. This would permit the Company to terminate the registration of the Common Stock with the SEC. As a result of this termination, the Company's reporting and proxy solicitation obligations under the Exchange Act would be eliminated. Various advantages and disadvantages of the Merger are discussed above. See "Special Factors-Fairness; Recommendation of the Board of Directors" (pages 12-16). The effects of the termination of the registration of the Common Stock are discussed below. See "The Transaction-Termination of Exchange Act Registration" (pages 28-29).

Operations of the Bank Following the Merger

          Following the Merger, the Company and the Bank intend to continue to conduct their existing operations in substantially the same manner as now conducted. The executive officers and directors immediately prior to the Merger will be the executive officers and directors immediately after the Merger. Except for the change that would result from the Amendment (if approved by the shareholders), the Company's and the Bank's articles of incorporation and bylaws will remain in effect and unchanged by the Merger. The deposits of the Bank will continue to be insured by the FDIC. The corporate existence of neither the Company nor the Bank will be affected by the Merger. The Company and the Bank will continue to be regulated by the same agencies that regulated each entity before the Merger.

Financing of the Merger

          The Company estimates that it will apply approximately $741,936 for payment to shareholders whose shares of Common Stock are eliminated in the Merger. These funds will come from working capital and will reduce shareholders' equity.

          The Company will pay all of the expenses related to the Merger. The Company estimates that these expenses will be as follows:

Legal Fees	$75,000
Accounting Fees	3,000
Solicitation Fees	6,500
Financial Advisor Fees	25,000
Printing and Mailing	10,000
Miscellaneous (filing fees, etc.)	5,500
Total	$125,000

Termination of Exchange Act Registration

          The Common Stock is currently registered under the Exchange Act and quoted on the NASDAQ Small Cap Market. The Company will be permitted to terminate the Exchange Act registration of its Common Stock if there are fewer than 300 record holders of outstanding shares of Common Stock. Upon the completion of the Merger, the Company expects to have fewer than 300 shareholders of record. The Company intends to terminate the registration of its Common Stock as promptly as possible after the Effective Time. The Company's Common Stock will cease to be quoted on the NASDAQ Small Cap Market because it will no longer comply with the NASDAQ Small Cap Market listing requirements.

However, the Common Stock may be quoted in the Pink Sheets. See "Information About Sturgis and its Affiliates-Market for Common Stock and Dividend Information" (page 42).

          Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC, and would decrease greatly burdens placed upon the Company. For example:

•

Certain provisions of the Exchange Act would no longer apply to the Company. These provisions include the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), the requirement to file Forms 10-K, 10-Q and similar reports with the SEC, the requirements of Rule 13e-3 regarding "going private" transactions and the stock transaction reporting and short-swing profit provisions of Section 16.

•

The Sarbanes-Oxley Act of 2002 also contains obligations that the Company would no longer need to comply with following deregistration. Examples of these obligations include CEO and CFO certification of certain matters in periodic reports filed with the SEC, Section 404 compliance (see "Special Factors-Background of the Merger Proposal") (pages 7-12), Audit Committee requirements (including director independence and financial expert requirements) and expanded reporting obligations.

          The Company estimates that termination of the registration of the Common Stock under the Exchange Act will save the Company's approximately $180,000 per year in legal, accounting, printing, management time and other expenses. The following chart provides a breakdown of our historical and estimated external expenses and internal costs related to our SEC reporting obligations:

	2001	2002	2003	Estimated 2004	Estimated 2005
Audit fees	$17,100	$18,600	$21,600	$22,050	$96,700
Legal counsel	22,033	23,697	20,702	28,409	24,556
Corporate communications	20,515	26,120	15,282	19,545	17,413
SEC filing expenses	-	22,950	7,602	6,357	6,980
Certification of controls program	-	2,500	5,000	5,000	183,000
NASDAQ fees	-	22,667	15,100	15,400	15,400
Total External Expenses	$59,648	$116,534	$85,286	$81,361	$344,049
Internal Costs	$10,000	$10,000	$15,000	$15,000	$85,000
Total Expenses and Costs	$69,648	$126,534	$100,286	$96,361	$429,049

          The bases for the estimates are oral cost estimates provided by the Company's accountants and internal management assessments. Management time estimated for 2005 securities law compliance amounts to approximately 1,060 hours ($63,000) for Brian P. Hoggatt; 100 hours ($9,300) for Eric L. Eishen; and at least $12,700 of administrative assistant costs. Compliance with the Sarbanes-Oxley Act of 2002 has subjected, and will subject, the Company and its directors and officers to substantial additional burdens and expenses. A portion of the anticipated expenses associated with being a reporting company in 2005 includes one-time costs of $143,000 relating to compliance with the Sarbanes-Oxley Act of 2002.

INTERESTS OF CERTAIN PERSONS

          The executive officers and directors of the Company and the Bank who are also shareholders will participate in the Merger in the same manner and to the same extent as all of the other shareholders of Sturgis. If the Merger is completed, the respective ownership percentages of each of the directors and executive officers who retains shares will increase slightly, as will the ownership interests of every other shareholder who retains his or her shares. As a result of the Merger, the collective ownership interest of the directors and officers is expected to increase from approximately 17.3% to approximately 17.5%. In addition, it is expected that the transaction will, after it is concluded, reduce the exposure of directors and officers to the risk of litigation and liability to which directors and officers of public companies are exposed. See "Information About Sturgis and Its Affiliates-Voting Securities and Principal Holders" (pages 39-41).

          The executive officers and directors of the Company are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the Company's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of the Company. The Company has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the Merger. All of the directors of the Company and the Bank and all of the executive officers have advised the Company that they intend at this time to vote their shares in favor of the proposal to approve the Plan of Merger for the same reasons underlying the board's decision to adopt the Agreement and Plan of Merger and approve the going private transaction.

DISSENTERS' RIGHTS

          The Board of Directors has granted dissenters' rights identical to those provided under the Michigan Business Corporation Act ("MBCA") to shareholders who own less than 500 shares of Common Stock and will receive cash for their shares in the Merger. Such holders may elect to dissent from the Merger and obtain payment for their shares of Common Stock in the manner, with the rights and subject to the requirements applicable to dissenting shareholders as provided in Sections 761 through 774 of the MBCA (the "Dissenters' Rights Statute"), copies of which are attached to this proxy statement as Appendix D.

          The following is a summary of the Dissenters' Rights Statute and the procedures for dissenting from the Merger and demanding dissenters' rights. This summary is qualified in its entirety by reference to the Dissenters' Rights Statute, which is reprinted in full as Appendix D to this proxy statement. Any holder of Common Stock who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so should refer to the Dissenters' Rights Statute and consult counsel prior to taking any action. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

          The Dissenters' Rights Statute provides that persons in whose name shares of Common Stock are registered in the records of the Company, or beneficial owners of shares to the extent of the rights granted by a nominee certificate on file with the Company, and persons who are beneficial owners of shares held by nominees as the record holders (collectively defined, for purposes of this Dissenters' Rights section only, as "shareholders"), may be entitled to dissenters' rights, but only if they comply with the provisions set forth in the Dissenters' Rights Statute.

          Shareholders owning less than 500 shares of Common Stock who wish to exercise dissenters' rights:

(a)	must deliver to the Company, before the vote with respect to the Merger is taken, written notice of their intent to demand payment for their shares if the Merger is approved; and

(b)	must not vote their shares in favor of approval of the Merger.

          Shareholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters' Rights Statute. Although shareholders electing to exercise dissenters' rights under the Dissenters' Rights Statute must not vote FOR approval of the Merger, such shareholders are not required to vote against approval of the Merger to exercise dissenters' rights. A vote against approval of the Merger is not sufficient to comply with the notice requirements described above.

          If the Merger is approved, the Company must notify all shareholders entitled to assert dissenters' rights under the Dissenters' Rights Statute that the action was taken and send them a dissenters' notice no later than 10 days after the Effective Time.

          Upon receipt of the dissenters' notice, dissenters must make a payment demand by the date set by the Company in the notice. A shareholder who elects to exercise dissenters' rights must mail or deliver his or her written demand to: Sturgis Bancorp, Inc., 125 East Chicago Road, P.O. Box 600, Sturgis, Michigan 49091, Attn: Corporate Secretary. The written demand for payment should comply with the provisions of the Dissenters' Rights Statute and should specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is demanding payment for his or her shares. The shareholder also must certify that the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit his or her share certificates in accordance with the terms of the dissenters' notice. Failure to make a payment demand or to deposit the share certificates where required, each by the date set forth in the dissenters' notice, shall forfeit the shareholder's entitlement to payment for his or her shares under the Dissenters' Rights Statute.

          Within seven days after the Merger is consummated or a payment demand is received, whichever occurs later, the Company will pay dissenting shareholders who complied with the Dissenters' Rights Statute the amount that the Company estimates to be the fair value of the dissenters' shares, plus accrued interest.

          A dissenting holder of Common Stock may notify the Company in writing of his or her own estimate of the fair value of his or her shares of Common Stock and the amount of interest due, and demand payment of that estimate, less any payment made by the Company as described above (or, if applicable, reject the Company's offer made to shareholders who were not beneficial holders of Common Stock prior to the time that the transaction was publicly announced), if (a) the dissenter believes that the amount paid by the Company (or offered as described above) is less than the fair value of such shares or that interest was incorrectly calculated; (b) the Company fails to make payment within 60 days after the date set for demanding payment in the dissenters' notice; or (c) the Company, having failed to complete the Merger, fails to return stock certificates deposited pursuant to the dissenters' process or release transfer restrictions placed on shares within 60 days after the date set for demanding payment in the dissenters' notice. This demand must be made within 30 days after the Company made (or offered as described above) payment to the shareholder. A shareholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid (or offered) by the Company.

          If a dissenter has rejected the Company's offer and demanded payment of the fair value of the shares and interest due, the Company must (unless it accepts the dissenter's demand) commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters' Rights Statute, to determine the fair value of the shares and accrued interest.

          All dissenters whose demands remain unsettled will be made parties to such a judicial proceeding, the purpose of which is to determine the fair value of the shares. To this end, the court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus interest, minus the amount, if any, that the Company previously paid such dissenter for his or her shares. The court shall assess the costs of the proceeding (not, absent a few limited exceptions, the fees and expenses of counsel to the dissenters) against the Company, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the Dissenters' Rights Statute. The court may also assess the fees and expenses of counsel and experts against either party to the proceeding if that party acted arbitrarily, vexatiously or not in good faith with respect to its rights (and, with respect to the Company, its obligations) provided by the Dissenters' Rights Statute. In addition, if the court finds that the services of counsel for a dissenter substantially benefited other dissenters similarly situated, and that fees for such counsel should not be assessed against the Company, the court may award to those counsel reasonable fees paid out of the amounts awarded to the dissenters who were benefited.

          Pursuing dissenters' rights may result in the shareholders receiving more OR LESS than the price offered by the Company and may cause the shareholder to incur substantial legal and other expenses.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF MERGER

          The following discussion summarizes the material U.S. federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

          The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and the Company cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. The Company does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the Merger. In addition, the Company does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the Merger.

          This discussion assumes that you hold your shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

•	shareholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations and entities, including IRAs;

•	insurance companies;

•	dealers in securities; and

•	shareholders who acquired their shares of Common Stock through the exercise of employee stock options or similar securities or otherwise as compensation.

          Tax Consequences to Shareholders Who Retain Their Shares. If you are a shareholder who retains your shares of Common Stock in the Merger and you do not receive any cash or property (including stock) as part of the Merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. The Merger will not affect the adjusted tax basis or holding period of any shares of Common Stock that you continue to own following the Merger.

          Tax Consequences to Shareholders Who Receive Cash For Their Shares. If you are a shareholder who receives cash for your shares of Common Stock in the Merger, you should be treated for federal income tax purposes as having had your shares redeemed by the Company under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of Common Stock. The gain or loss will be measured by the difference between the amount of cash received, $16.00 per share, and the adjusted tax basis of your shares of Common Stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of Common Stock for more than one year at the time the Merger is completed.

          Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the shareholder, or (iii) completely terminates the shareholder's interest in the entity. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder's percentage interest in the Company immediately before and immediately after the Merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of Common Stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of Common Stock the shareholder has an option to acquire. If you receive cash for your Common Stock in the Merger and completely terminate your direct and constructive ownership interest in the Company, you should recognize capital gain or loss as a result of the Merger, and the cash distribution should not be treated as a dividend. Capital gains and dividends are each taxed at a maximum rate of 15% for federal income tax purposes, but in the case of cash received in the Merger, if taxed as a dividend, you would not be able to offset the amount received by your adjusted tax basis in your shares of Common Stock.

          Tax Consequences to the Company, SB Merger Co. and the Bank. Neither the Company, SB Merger Co. nor the Bank will recognize gain or loss for U.S. income tax purposes as a result of the Merger.

          Backup Withholding. Certain shareholders of the Company may be subject to backup withholding on the cash payments received for their shares of Common Stock. Backup withholding will not apply, however, if you furnish to the Company a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the Merger (nonresidents should contact their tax advisers).

          Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

          This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Merger that are applicable to you.

AMENDMENT PROPOSAL

          The Company's Board of Directors has unanimously approved, and recommends that shareholders vote for the proposal to approve the Amendment. The following discussion summarizes the change to the Company's existing articles of incorporation that would be effected by the approval and adoption of this proposal. This summary is qualified in its entirety by reference to the text of proposed new Article Eighteenth, which is included as Appendix B to this proxy statement.

          Proposed Article Eighteenth would limit the size of the Company's shareholder base by restricting certain transfers of shares that would create "odd lot" shareholders (i.e., those holding fewer than 100 shares). As a result of this change, shareholders of the Company following the filing of the Amendment would not be able to transfer shares of Common Stock if, following the transfer, the shareholder receiving the shares would own of record fewer than 100 shares of Common Stock. The proposed amendment would not generally limit transfers to or among "street name" accounts, as shares held for beneficial owners by banks or brokers are typically held of record by a depository nominee which is the record holder of more than 100 shares. The restriction imposed by the Amendment would not be binding with respect to shares issued before shareholder approval of the Amendment unless the shareholder voted for the Amendment proposal.

          Shareholder approval of the Amendment is contingent on shareholder approval of the Plan of Merger and the implementation of the Merger. As a result, the Amendment will not become effective unless the Plan of Merger is approved and the Merger is carried out, even if shareholders approve the Amendment. (However, the Merger is not contingent on shareholder approval of the Amendment.)

          The Amendment, if approved by shareholders, is expected to enable the Company to slow the future growth in the number of its shareholders of record. This would decrease the likelihood that the Company would need to again register its Common Stock under the Exchange Act, incurring all of the associated burdens, risks and expenses described throughout this proxy statement. However, the Amendment could have a negative impact on the liquidity of the Common Stock. The Amendment would also limit the ability of shareholders to make future gifts or sales of fewer than 100 shares of Common Stock. Therefore, shareholders would not have the same level of flexibility in share transfers that they currently enjoy.

          Sturgis' Board of Directors believes that the Amendment is in the best interest of the Company and its shareholders because it is expected to slow the growth in the number of shareholders in the future, and thus enable the Company to avoid or delay the need to again register the Common Stock (which would be required if the number of shareholders of record exceeded 500).

          Your Board of Directors recommends that you vote FOR the Amendment proposal, which would add Article Eighteenth to the Company's Articles of Incorporation.

ADDITIONAL SPECIAL MEETING INFORMATION

Time and Place

          The Special Meeting will be held at _:00 a.m. on ______, December __, 2004, at the Sturges-Young Auditorium, located at 201 North Nottawa Road, Sturgis, Michigan 49091.

Voting at the Special Meeting

          The Merger must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the Special Meeting. On September 13, 2004, the Company's directors and executive officers owned, directly or indirectly, 470,048 shares of Common Stock, representing approximately 17.3%, of the approximately 2,722,885 outstanding shares of Common Stock as of that date.

Dissenters' Rights

          The Plan of Merger provides certain shareholders with dissenters' rights. See "Dissenters' Rights" (pages 30-32).

Procedures for Voting By Proxy

          If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Merger, FOR approval of the Amendment and in the discretion of the persons appointed as proxies on all other matters brought before the Special Meeting. As of the date of this proxy statement the Company is not aware of any other proposal which is to be presented at the Special Meeting other than those listed above.

          You can revoke your proxy at any time before it is voted by delivering to the Secretary of the Company at Sturgis Bancorp, Inc., Post Office Box 600, Sturgis, Michigan 49091, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the Special Meeting and voting in person.

Requirements for Shareholder Approval

          A quorum will be present at the Special Meeting if a majority of the outstanding shares of Common Stock are represented in person or by valid proxy. The Company will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan of Merger proposal and the Amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Sturgis. Any other matter that may properly come before the Special Meeting requires that more shares be voted in favor of the matter than are voted against the matter. The Company will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

          As of the close of business on the record date, Sturgis had 9,000,000 shares of Common Stock, $1.00 par value, authorized, of which __________ shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

          Based on the ___________ shares outstanding as of the record date, ___________ shares represented either in person or by proxy represent the quorum and the minimum number of votes required to approve the Plan of Merger proposal and the Amendment proposal.

          Abstentions. A shareholder who is present in person or by proxy at the Special Meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the Plan of Merger proposal and the Amendment proposal must be approved by the affirmative vote of a majority of the issued and outstanding shares, an abstention has the effect of a vote against these proposals.

          Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal. Since the Plan of Merger proposal and the Amendment proposal must be approved by the affirmative vote of a majority of the issued and outstanding shares, a broker non-vote has the effect of a vote against these proposals.

Solicitation of Proxies

          The Company will pay the cost of the proxy solicitation. The Company's directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, e-mail or fax. The Company will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable charges and out-of-pocket expenses they incur in connection with this process. The Company has engaged Georgeson Shareholder to advise and assist the Company with the solicitation, distribution, processing and collection of proxies at an anticipated cost of approximately $6,500, plus reasonable out-of-pocket expenses.

Accountants

          The Company expects representatives from its principal accountants, Plante & Moran, PLLC, to be present at the Special Meeting. These representatives will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

INFORMATION ABOUT STURGIS AND ITS AFFILIATES

General

          The Company is a financial holding company under the Bank Holding Company Act of 1956, as amended. The Company originated on December 11, 2001, when the shareholders of the Bank approved the reorganization of the Bank as a wholly owned subsidiary of the Company. This reorganization was effective January 1, 2002. The Bank is a state-chartered savings bank located in Sturgis, Michigan. The Bank began operations in 1905 as a state chartered building and loan association and in 1988 converted to a federally chartered stock savings bank. In 1999, the Bank was approved by the State of Michigan to become a Michigan savings bank. The principal business of the Bank is to accept savings deposits from the general public and make single family mortgage loans and to a lesser extent, consumer and commercial loans. The Bank established a trust department in 1997 and has been expanding its commercial loan department since 1998. The Bank conducts business from its main office in Sturgis,

Michigan, and nine full-service branch offices located in Bronson, Centreville, Climax, Coldwater, Colon, South Haven, Sturgis, Three Rivers and White Pigeon, Michigan. The Bank also operates one limited services branch in Sturgis, Michigan. The Company's address and principal executive offices are located at 125 East Chicago Road, P.O. Box 600, Sturgis, Michigan 49091. Its telephone number is (269) 651-9345.

          The Company has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

SB Merger Co.

          SB Merger Co. is a newly-formed Michigan corporation, and is a wholly-owned subsidiary of Sturgis Bancorp, Inc. SB Merger Co. was organized solely for the purpose of facilitating the Merger. It is controlled by the Company and its directors and officers are directors and officers of the Company. It expressly adopts the disclosures, conclusions and analyses of the Company and its Board of Directors. SB Merger Co. will merge into the Company and will cease to exist after the Merger. SB Merger Co. has not conducted any activities other than those incident to its formation, its execution of the Plan of Merger and its assistance in preparing various SEC filings related to the proposed going private transaction. SB Merger Co. has no significant assets, liabilities or shareholders' equity. The address and telephone number of SB Merger Co.'s business and principal executive offices are the same as those of the Company.

          SB Merger Co. has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

Directors and Executive Officers

          The following sets forth certain information with respect to the Company's directors and executive officers as of September 13, 2004.

Name	Age	Principal Occupation(s) for Past 5 Years	Year First Became a Director or Officer of the Company or Bank

DIRECTORS

Raymond H. Dresser, Jr.	73	Senior Shareholder and Chairman of the law firm of Dresser, Dresser, Haas & Caywood, P.C., 112 South Monroe Street, Sturgis, MI 49091, from 1956 to 2004.	1968

Leonard L. Eishen	67	Retired from Company in 2003, from Bank in 2002. Former President and CEO of Company from 2001 to 2003; former President (since 1980) and CEO (since 1976) of the Bank.	1976

Name	Age	Principal Occupation(s) for Past 5 Years	Year First Became a Director or Officer of the Company or Bank

Eric L. Eishen	39	President and CEO of Company since May 1, 2003; President and CEO of the Bank since 2002; Executive Vice President and COO of Bank from 1999 to 2002.	1999

Lawrence A. Franks	71	President of Burr Oak Tool and Gauge Company, Inc., 405 West South Street, Sturgis, MI 49091, from 1985 to present; President of Oak Products, Inc. from 1986 to present, 504 Wade Road, Sturgis, Michigan 49091; Chairman of the Board of the Company.	1996

Donald L. Frost	59	President of LTI Printing, Inc., 518 North Centerville, Sturgis, MI 49091, from 1984 to present.	1995

James A. Goethals	68	Retired in 2001. President of Sturgis Foundry Corporation from 1975 to 2001, P.O. Box 568, 1000 W. West, Sturgis, Michigan 49091. Chairman of the Board of the Bank.	1972

Philip G. Ward	69	President Emeritus of Glen Oaks Community College from 1998 to present; President of Glen Oaks Community College from 1976 to 1998, 62249 Shimmel Road, Centerville, Michigan 49032-9719.	1988

OFFICERS

Brian P. Hoggatt	38	CFO, Secretary and Treasurer of the Company since 2002; CFO and Treasurer of the Bank since 1994; and Secretary of the Bank since 2004.	2002

Ronald W. Scheske	49	Vice President of the Company since 2003; Executive Vice President of the Bank since 2002; Senior Vice President of the Bank in 2001; First Vice President of the Bank in 2002; Vice President of the Bank from 1997 to 2002.	2003

          All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors.

The address of the directors and executive officers is the same as that of the Company. Except as provided above, the address and telephone number of the employers of the directors and executive officers are the same as those of the Company.

          Raymond H. Dresser, Jr., Leonard L. Eishen and Lawrence A. Franks are the directors of SB Merger Co. Eric L. Eishen is the President of SB Merger Co, Brian P. Hoggatt is the Treasurer and Secretary of SB Merger Co. and Ronald W. Scheske is the Vice President of SB Merger Co.

Past Contacts, Transactions, Negotiations and Agreements

          During the past two years, neither the Company nor SB Merger Co. has engaged in significant transactions with any of their affiliates, executive officers or directors, nor has either entity engaged in negotiations regarding such types of transactions. There are no agreements between the Company, SB Merger Co. or the Company's executive officers and directors and any other person with respect to any shares of Common Stock, except for director and employee stock options that may be exercised by the applicable director or officer from time to time to purchase shares of Common Stock directly from the Company. Directors and officers of the Company and their associates are customers of and have had transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. No director or executive officer has pledged shares of Common Stock. Mr. Raymond H. Dresser, Jr. is the majority stockholder in Dresser, Dresser, Haas & Caywood, P.C., and is also a director of the Company. Dresser, Dresser, Haas & Caywood, P.C., acts as legal counsel to the Company and its subsidiaries. Dresser, Dresser, Haas & Caywood, P.C., was paid $188,590.24 by the Company and its subsidiaries in 2003 for legal fees and disbursements and $131,701 for legal fees and disbursements in 2002. John R. Dresser, the son of director Raymond H. Dresser, Jr., is also a stockholder and president of Dresser, Dresser, Haas & Caywood, P.C.

Use of Securities Acquired and Plans or Proposals

          The Company will cancel shares of Common Stock acquired for cash pursuant to the Plan of Merger. These cancelled shares will constitute authorized but unissued Common Stock.

          The Merger, if carried out, is expected to enable the Company to terminate the registration of its Common Stock under the Exchange Act and thus eliminate its obligation to file reports (such as Form 10-Q quarterly and Form 10-K annual reports) under the Exchange Act. See "The Transaction-Termination of Exchange Act Registration" (pages 28-29).

          Presently, neither the Company nor SB Merger Co. has any plans, proposals or negotiations that relate to or would result in: any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or any other material change in the Company's corporate structure or business.

Voting Securities and Principal Holders

          The following table sets forth, as of September 13, 2004, the total number of shares of the Common Stock beneficially owned, and the percent of such shares so owned, by each director and executive officer and by all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares of Common Stock Directly or Indirectly Owned	Stock Options (2)	Total Beneficial Ownership	Percent of Class	Beneficial Ownership Following Merger

Raymond H. Dresser, Jr.	141,175	600	141,775	5.21%	5.30%

Eric L. Eishen(3)	9,002	13,514	22,516	*	*

Leonard L. Eishen	79,673	16,378	96,051	3.51%	3.59%

Lawrence A. Franks(4)	114,474	975	115,449	4.24%	4.31%

Donald L. Frost	21,206	975	22,181	*	*

James A. Goethals	20,000	975	20,975	*	*

Philip G. Ward	36,820	975	37,795	1.39%	1.41%

Brian P. Hoggatt	0	9,028	9,028	*	*

Ronald W. Scheske	0	4,278	4,278	*	*

All directors and executive officers as a group (9 persons)	422,350	47,698	470,048	17.26%	17.56%

(1)

The number of shares stated is based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. Under Exchange Act rules, a "beneficial owner" of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a stock option. Shares held in fiduciary capacities by the Company are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of the Company may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by the Company to some degree, but disclaim beneficial ownership of these shares. The Company and the Bank disclaim beneficial ownership of shares held by the Bank in fiduciary capacities.

(2)	The stock options included in this column are only those options that are exercisable within 60 days. Options that vest at later dates are not reported in this table.

(3)

The Board of Directors has given Mr. Eric Eishen the authority to vote 48,159 shares of Common Stock held by the Bank's 401(k) plan. Except to the extent reflected in the table, Mr. Eishen has no pecuniary interest in these shares and disclaims beneficial ownership of these shares.

(4)	Lawrence A. Franks is a son of Newell A. Franks who filed a Schedule 13G for his ownership of 197,200 shares of Common Stock.

(*)	Less than one percent (1%).

          The Company is not aware of any arrangements that may result in a change in control of the Company. During the past 60 days, neither the Company nor its subsidiaries, directors or executive officers has engaged in any transactions involving Common Stock other than on August 4, 2004, Mr. Eric Eishen, without consideration, transferred 100 shares of stock of the Company from being registered solely in his name to registration jointly by Mr. Eishen and his wife.

          The following table sets forth, as of September 21, 2004, the names and addresses of all beneficial owners of 5% or more of the Common Stock and shows the amount and nature of such beneficial ownership.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Raymond H. Dresser Jr.(1), 215 Haral Avenue, Sturgis, MI 49091	141,775(2)	5.2%

Newell A. Franks(3), 450 West South Street, Sturgis, MI 49091	197,200	7.2%

Tontine Financial Partners, L.P.(4) Tontine Management, LLC(5) Jeffrey L. Gendell, 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830	151,970(6)	5.6%

(1)	Gretchen M. Dresser, Raymond H. Dresser Jr.'s spouse, filed a joint Schedule 13G with the Securities and Exchange Commission relating to these total shares on February 12, 2004.

(2)	Includes 600 shares of unexercised options.

(3)	Newell A. Franks filed a Schedule 13G with the Securities and Exchange Commission on February 12, 2004. Newell A. Franks is also the father of director Lawrence A. Franks.

(4)	Tontine Financial Partners, L.P., is a limited partnership organized under the laws of the State of Delaware.

(5)	Tontine Management, LLC, is a limited liability company organized under the laws of the State of Delaware.

(6)

As reported in Schedule 13D filed with the SEC on November 24, 2003, the shares of common stock of the Company are directly owned by Tontine Financial Partners, LP, and neither Tontine Management, LLC, nor Jeffrey Gendell directly own any shares of common stock of the Company.

Stock Repurchases

          During the past two years, the Company has repurchased the following shares of Common Stock:

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Range of Prices Paid per Share
October 2002 - December 2002	72,814	$10.53	$10.50-10.70
January 2003 - March 2004	0	N/A	N/A
April 2004 - June 2004	78,900	$14.57	$14.40-14.65
July 2004 - September 2004	7,500	$14.30	$14.30(1)

(1)  One purchase was made on August 5, 2004.

          SB Merger Co. has not purchased any shares of Common Stock since its incorporation.

Market for Common Stock and Dividend Information

          The Common Stock is quoted on the NASDAQ Small Cap Market under the symbol "STBI." Trading of the Common Stock on the NASDAQ Small Cap Market is limited and sporadic, and the Company believes there are occasional transactions among private parties that are not reported on the NASDAQ Small Cap Market or to the Company.

          The table below sets forth the high and low bid prices for the common stock for each calendar quarter from January 1, 2002, through September 30, 2004, as reported by the NASDAQ Small Cap Market, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	High Bid	Low Bid	Cash Dividends Declared
March 31, 2002	$10.00	$7.57	.07
June 30, 2002	11.00	9.07	.07
September 30, 2002	11.00	10.16	.07
December 31, 2002	11.00	10.19	.07
March 31, 2003	10.60	9.16	.08
June 30, 2003	11.50	10.00	.09
September 30, 2003	12.45	10.50	.09
December 31, 2003	15.36	11.50	.09
March 31, 2004	15.87	12.26	.09
June 30, 2004	14.80	12.41	.09
September 30, 2004	14.79	13.50	.09

          The payment of dividends by the Company and the Bank is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for the Company's cash needs, including funds for acquisitions, payments of dividends and interest, and the payment of operating expenses. Based on the Bank's balance sheet as of December 31, 2003, the Bank could pay a dividend to the Company in the amount of $8,879,000 without prior regulatory approval.

          After the Merger, the Common Stock will no longer be quoted on the NASDAQ Small Cap Market or be eligible for trading on an exchange or automated quotation system operated by a national securities association. The Company will not be required to file reports under the Exchange Act, and its Common Stock will not be registered under the Exchange Act. The Common Stock may be quoted in the over-the-counter market, on the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

Description of Common Stock

          The Company is authorized to issue 9,000,000 shares of Common Stock, with a par value of $1.00 per share. As of November 15, 2004, there were 2,722,885 shares of Common Stock outstanding. Each share of Common Stock has equal voting rights, preferences and privileges. The Company also is authorized to issue 1,000,000 shares of preferred stock, of which no shares are issued or outstanding. The Sturgis Board of Directors has the authority to establish the number of shares in each series of preferred stock, and to prescribe the relative preferences and rights of the shares of each series, subject to limitations prescribed by law and Sturgis' articles of incorporation.

          Number of Shareholders. As of November 22, 2004, there were approximately 448 shareholders of record.

          Voting Rights. Each share of Common Stock has the same rights and is identical in all respects with every other share of Common Stock. The holders of Common Stock possess all voting rights with respect to the Company. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Common Stock.

FUTURE SHAREHOLDER PROPOSALS

          If the shareholders do not approve the Plan of Merger proposal, or if the Plan of Merger is approved but the Merger is not ultimately completed, shareholders may submit proposals for consideration at the 2005 Annual Meeting of Shareholders. In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Shareholders, any shareholder's proposal to take action at such meeting must have been received at the Company's home office at 125 East Chicago Road, P.O. Box 600, Sturgis, Michigan 49091, no later than November 26, 2004. This deadline is calculated in accordance with SEC Rule 14a-8(e)(Question 5) which states that any such proposal must be received at the Company's principal executive offices not less than 120 calendar days before the date of the Company's proxy statement released to shareholders in connection with the previous year's annual meeting. Any such proposal shall be subject to the proxy rules adopted under the Exchange Act. If a shareholder proposal is not presented to the Company by February 9, 2005, SEC Rule 14a-4(c)(1) provides that the Company may use discretionary authority to vote on the matter.

WHERE YOU CAN FIND MORE INFORMATION

          The Company files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street NW, Washington, D.C. 20549.

          The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

          The Company and SB Merger Co. have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

DOCUMENTS INCORPORATED BY REFERENCE

          To "incorporate by reference" information into this document means that the Company is disclosing important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference into this document.

          This document incorporates by reference the documents listed below that the Company has filed previously with the SEC. They contain important information about the Company and its financial condition.

•	Sturgis' Annual Report on Form 10-K for the year ended December 31, 2003.

•	Sturgis' Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 2004.

          The Company also incorporates by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the Special Meeting.

          The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to the Company's Secretary at 125 East Chicago Road, P.O. Box 600, Sturgis, Michigan 49091.

          These documents are also included in the Company's SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

          The Company has not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

SELECTED FINANCIAL DATA (unaudited)

          The following unaudited selected financial data is taken from the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003, and the Company's quarterly report on Form 10-Q for the quarterly period ended September 30, 2004. Those reports contain more detailed financial statements (audited in the case of the Form 10-K), financial statement notes and management's discussion and analysis of financial condition and results of operations. Those reports are incorporated by reference in this proxy statement and you are encouraged to refer to the reports (available on the SEC's website at http://www.sec.gov or upon request from the Company) for more complete financial information.

STURGIS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED FINANCIAL DATA
(Unaudited)

	As of September 30,		At December 31,
	2004	2003	2003	2002	2001
Total assets	$312,430,726	$288,651,543	$287,337,593	$296,684,457	$279,789,272
Cash and investment securities	30,283,898	35,000,321	29,079,322	39,767,645	28,801,672
Loans and loans held for sale	228,725,069	214,572,289	216,849,239	219,480,856	223,528,846
Mortgage-backed securities	24,003,408	9,020,593	11,720,452	8,912,723	1,034,119
Allowance for loan losses	2,560,964	2,713,331	2,294,157	1,920,037	1,300,000
Deposits	214,528,292	198,888,922	199,920,213	202,563,796	179,129,827
Short-term borrowings	14,112,653	8,043,860	5,875,538	6,671,907	6,000,000
Long-term borrowings	52,790,630	50,332,023	49,929,132	57,709,489	64,076,863
Stockholders' equity	28,586,789	28,884,215	29,158,351	27,452,528	28,496,934
Book Value per share	10.50	10.27	10.38	9.81	9.19

Shares outstanding (actual number)	2,722,885	2,808,535	2,808,535	2,799,535	3,101,534

	Year to Date September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Interest income	$10,991,601	$11,661,902	$15,245,598	$17,410,692	$19,938,467
Interest expense	4,688,275	5,387,254	7,017,273	8,414,100	10,401,412
Provision for loan losses	571,223	1,083,075	819,709	1,494,916	1,056,194
Noninterest income	3,293,434	4,861,239	5,750,442	5,392,666	4,482,780
Noninterest expense	7,150,102	7,172,468	9,577,955	8,986,026	8,872,803
Federal income tax	531,419	840,508	976,014	1,117,929	1,302,901
Net income	1,344,016	2,039,836	2,605,089	2,790,387	2,787,937
Earnings per share (basic)	0.48	0.73	0.93	0.95	0.90
Earnings per share (diluted)	0.48	0.73	0.93	0.95	0.90
Cash dividends per share	0.27	0.26	0.35	0.28	0.26
Dividend payout ratio	55.86%	35.80%	37.73%	29.47%	28.89%
Equity/Assets ratio	9.15%	9.99%	10.15%	9.25%	10.19%
Return on assets	0.60%	0.93%	0.89%	0.95%	1.00%
Return on equity	6.22%	9.68%	9.16%	9.96%	10.14%

Weighted average shares outstanding (actual number):
Basic	2,775,418	2,808,408	2,808,461	2,949,874	3,101,534
Diluted	2,780,628	2,810,587	2,811,468	2,952,239	3,101,534

Pro Forma Financial Statements

          The following unaudited pro forma financial information is intended to illustrate the approximate effect that the Merger would have had on the Company's financial condition and results of operation if completed at an earlier date. Pro forma financial information is combined, condensed and unaudited and should be read in conjunction with the historical financial statements and notes incorporated by reference into or included in this proxy statement. Pro forma balance sheets give effect to the transaction as if completed at the end of the period. Pro forma income statements give effect of the transaction as if completed at the beginning of the period. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. Pro forma financial information may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or the results that may be attained in the future.

STURGIS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED PRO FORMA BALANCE SHEETS
(Unaudited)

	As of September 30, 2004
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands)
ASSETS
Cash and due from banks	$9,851	$-	$9,851
Short-term interest-bearing deposits	6,097	-	6,097
Total cash and cash equivalents	15,948	-	15,948
Interest-bearing deposits in banks	11,378		11,378
Securities - Available-for-sale	17,785		17,785
Securities - Held-to-maturity	9,177		9,177
Federal Home Loan Bank stock, at cost	4,425		4,425
Loans held for sale	1,069		1,069
Loans, net	227,657		227,657
Real estate owned	714		714
Bank owned life insurance	6,829		6,829
Accrued interest receivable	1,520		1,520
Investment in limited partnership	1,144		1,144
Premises and equipment, net	6,176		6,176
Goodwill, net of accumulated amortization	5,109		5,109
Originated mortgage servicing rights	1,864		1,864
Other assets	1,636		1,636
Total assets	$312,431	$-	$312,431

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing	$18,117	$-	$18,117
Interest-bearing	196,411		196,411
Borrowings from Federal Home Loan Bank	51,903	742	52,645
Repurchase agreements	15,000		15,000
Accrued interest payable	618		618
Other liabilities	1,795		1,795
Total liabilities	283,844	742	284,586

STOCKHOLDERS' EQUITY
Preferred stock - $1 par value:
Authorized - 1,000,000 shares
Issued and outstanding - 0 shares	-		-
Common stock - $1 par value:
Authorized - 9,000,000 shares
Issued and outstanding - 2,809,285 shares	2,730	(46)	2,677
Additional paid-in capital	16,641	(696)	15,945
Accumulated other comprehensive income	87		87
Retained earnings
Retained earnings	9,136		9,136
Total stockholders' equity	28,587	(742)	27,845
Total liabilities and stockholders' equity	$312,431	$-	$312,431

____________________________
See notes for assumptions

STURGIS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED PRO FORMA
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Year ended December 31, 2003
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands except per share)
Interest income:
Loans	$13,821	$-	$13,821
Investment securities:
Taxable	870	-	870
Tax-exempt	137	-	137
Dividends	418	-	418
Total interest income	15,246	-	15,246
Interest expense
Deposits	4,135	-	4,135
Borrowed funds	2,882	9	2,891
Total interest expense	7,017	9	7,026
Net interest income	8,229	(9)	8,220
Provision for loan losses	820	-	820
Net interest income after provision for loan losses	7,409	(9)	7,400
Noninterest income:
Service charges and other fees	1,438	-	1,438
Commission income	847	-	847
Mortgage banking activities	2,662	-	2,662
Trust fee income	485	-	485
Increase in cash surrender value of life insurance	293	-	293
Other income	25	-	25
Total noninterest income	5,750	-	5,750
Noninterest expenses:
Salaries and employee benefits	4,922	-	4,922
Office occupancy and equipment	1,385	-	1,385
Data processing expense	754	-	754
Professional fees and services	377	(47)	330
Real estate owned expense	225	-	225
Advertising expense	221	-	221
Other	1,694	(38)	1,656
Total noninterest expenses	9,578	(85)	9,493

INCOME - before income tax expense	3,581	76	3,657
Provision for federal income tax	976	26	1,002
Net income	$2,605	$50	$2,655

Basic earnings per share	$0.93		$0.96
Diluted earnings per share	$0.93		$0.96

____________________________
See notes for assumptions

STURGIS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED PRO FORMA
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Nine months ended September 30, 2004
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands except per share)
Interest income:
Loans	$9,888	$-	$9,888
Investment securities:
Taxable	797	-	797
Tax-exempt	91	-	91
Dividends	216	-	216
Total interest income	10,992	-	10,992
Interest expense
Deposits	2,669	-	2,669
Borrowed funds	2,020	6	2,026
Total interest expense	4,689	6	4,695
Net interest income	6,303	(6)	6,297
Provision for loan losses	571	-	571
Net interest income after provision for loan losses	5,732	(6)	5,726
Noninterest income:
Service charges and other fees	1,233	-	1,233
Commission income	803	-	803
Mortgage banking activities	719	-	719
Trust fee income	329	-	329
Increase in cash surrender value of life insurance	200	-	200
Other income	9	-	9
Total noninterest income	3,293	-	3,293
Noninterest expenses:
Salaries and employee benefits	4,047	-	4,047
Office occupancy and equipment	920	-	920
Data processing expense	473	-	473
Professional fees and services	308	(40)	268
Real estate owned expense	58	-	58
Advertising expense	119	-	119
Other	1,225	(38)	1,187
Total noninterest expenses	7,150	(78)	7,072

INCOME - before income tax expense	1,875	74	1,947
Provision for federal income tax	531	25	556
Net income	$1,344	$49	$1,392

Basic earnings per share	$0.48		$0.52
Diluted earnings per share	$0.48		$0.52

____________________________
See notes for assumptions

STURGIS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED PRO FORMA EARNINGS TO FIXED CHARGES
(Unaudited)

Ratio of earnings to fixed charges	Year ended 12/31/2003	Year ended 12/31/2002	Pro Forma Year ended 12/31/2003	Nine months ended 9/30/2004	Pro Forma Nine months ended 9/30/2003	Pro Forma Nine months ended 9/30/2004
(Dollars in thousands)

Earnings
Add
Pretax income	$ 3,581	$ 3,908	$ 3,655	$ 1,875	$ 2,952	$ 1,947
Fixed charges	7,017	8,414	7,028	4,689	5,393	4,695
Amortization of capitalized interest	-	-	-	-	-	-
Distributed income of equity investees	-	-	-	-	-	-
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	-	-	-	-	-	-
Less
Interest capitalized	-	-	-	-	-	-
Preference security dividend requirements	-	-	-	-	-	-
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	-	-	-	-	-	-
Total earnings	$ 10,598	$ 12,322	$ 10,683	$ 6,564	$ 8,345	$ 6,642

Fixed Charges
Interest expensed & capitalized	$ 7,017	$ 8,414	$ 7,028	$ 4,689	$ 5,393	$ 4,695
Amortized premiums, discounts and capitalized expenses	-	-	-	-	-	-
Interest within rental expense	-	-	-	-	-	-
Preference security dividend requirements of consolidated subs	-	-	-	-	-	-
Total fixed charges	$ 7,017	$ 8,414	$ 7,028	$ 4,689	$ 5,393	$ 4,695

Ratio of earnings to fixed charges	151.03%	146.45%	152.01%	139.99%	154.74%	141.47%

____________________________
See notes for assumptions

STURGIS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED PRO FORMA BOOK VALUE PER SHARE
(Unaudited)

	Actual 9/30/2004	Pro Forma Adjustments	Pro Forma 9/30/2004
	(Dollars in thousands except share and per share data)

Common stock	$2,723	$(46)	$2,677
Additional paid-in capital	16,641	(696)	15,945
Retained earnings	9,136	-	9,136
Accumulated other comprehensive income, net	87	-	87
Unearned Employee Stock Ownership Plan shares	-	-	-
Total shareholders' equity	$28,587	$(742)	$27,845

Outstanding shares 6/30/04	2,722,885	(46,371)	2,676,514

Book value per share 6/30/04	$10.50		$10.40

NOTES TO PRO FORMA FINANCIAL STATEMENTS

(1)

The Company has assumed that the Merger occurred as of September 30, 2004, for the purposes of the unaudited consolidated pro forma balance sheet, and as of January 1, 2003, and January 1, 2004, respectively, with respect to the unaudited condensed consolidated pro forma income statements for the year ended December 31, 2003, and the nine months ended September 30, 2004.

(2)	The Company has assumed that a total of 46,371 shares are cashed out in the merger at a price of $16.00 per share, for a total payment of $741,936.

(3)	The Company has assumed that all of the cash required to consummate the Merger will be provided from working capital of the corporation.

(4)

The Company has adjusted for a pretax cost savings, estimated to be approximately $76,000 for the year ended December 31, 2003, and $74,000 for the nine months ended September 30, 2004. The applicable incremental federal income tax rate is assumed to be 34%. This is an estimate of the actual cost incurred in these periods for legal, accounting and other professional fees associated with the filing requirements under the Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee, overhead, indirect or incidental expenses. Management estimates that costs associated with being a filing company under the Exchange Act will be significantly higher in later periods.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER ("Plan of Merger"), dated as of September 21, 2004, is entered into by and between SB Merger Company ("Merger Co.") and Sturgis Bancorp, Inc. ("Sturgis").

          Merger Co. is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Merger Co. consists of 50,000 shares of common stock, without par value ("Merger Co. Common Stock"), of which 100 shares are issued and outstanding. All of Merger Co.'s outstanding shares are owned by Sturgis. Sturgis is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Sturgis consists of its common stock, $1.00 par value ("Sturgis Common Stock"), of which 9,000,000 shares are authorized and of which 2,722,885 shares are issued and outstanding, and its preferred stock, $1.00 par value, of which 1,000,000 shares are authorized and of which no shares are issued or outstanding. The respective Boards of Directors of Sturgis and Merger Co. deem this Plan of Merger advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Sturgis and Merger Co. have each adopted the Plan of Merger, directed that this Plan of Merger be submitted for approval by their respective shareholders, and recommended that the Plan of Merger be approved by their respective shareholders.

          Merger Co. and Sturgis agree:

ARTICLE I
THE MERGER

          1.1           The Merger. Subject to the terms and conditions of this Plan of Merger, and in accordance with the Michigan Business Corporation Act (the "Act"), at the Effective Time (as defined in Section 1.2), Merger Co. will merge with and into Sturgis (the "Merger"). Sturgis will survive the Merger and will continue its corporate existence (referred to after the Merger as the "Surviving Corporation") under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Co. will terminate and the name of the Surviving Corporation will be "Sturgis Bancorp, Inc."

          1.2           Effective Time. After approval of this Plan of Merger by the shareholders of Merger Co. and Sturgis, a certificate of merger will be filed with the Michigan Department of Labor and Economic Growth for approval. The Merger will become effective (the "Effective Time") when the certificate of merger has been filed with the Michigan Department of Labor and Economic Growth or as of any later time specified in the certificate of merger.

          1.3           Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the Act and in this Plan of Merger.

          1.4           Treatment of Common Stock.

          (a)          At the Effective Time, by virtue of the Merger and without any shareholder action, the following will occur:

          (i)          Each issued and outstanding share of Sturgis Common Stock owned of record by a Qualified Holder (as defined in Section 1.5) at the Effective Time will continue as one share of common stock of the Surviving Corporation.

          (ii)          Each issued and outstanding share of Sturgis Common Stock owned of record by a Nonqualified Holder (as defined in Section 1.5) at the Effective Time will be converted into the right to receive cash from the Surviving Corporation in the amount of $16.00 per share (the "Cash Consideration"). Nonqualified Holders will not have any rights as shareholders of Sturgis or the Surviving Corporation after the Effective Time except the right to receive the Cash Consideration, without interest, upon surrender to the Surviving Corporation of their certificates which previously represented shares of Sturgis Common Stock and dissenters' rights as described in Article III of this Plan of Merger.

          (b)          At the Effective Time, by virtue of the Merger and without any shareholder action, each issued and outstanding share of Merger Co. Common Stock will be cancelled without consideration.

          (c)          In no event will any Holder (as defined in Section 1.5) holding of record as of the Effective Time 500 or more shares in the aggregate be entitled to receive any consideration with respect to the shares so held except the right to continue to own those shares.

          (d)          It will be a condition precedent to the right of any Holder to receive Cash Consideration, if any, payable with respect to the shares held by such Holder that such Holder certify in the letter of transmittal (described in Section 2.2 below) that such Holder held of record fewer than 500 shares of Sturgis Common Stock in the aggregate immediately prior to the Effective Time.

          1.5           Certain Definitions.

          (a)          The term "Qualified Holder" means a Holder of Sturgis Common Stock who holds of record 500 or more shares of Sturgis Common Stock immediately prior to the Effective Time.

          (b)          The term "Nonqualified Holder" means a Holder of Sturgis Common Stock who is not a Qualified Holder.

          (c)          The term "Holder" means any record holder or holders of Sturgis Common Stock who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of Sturgis.

          1.6           Articles of Incorporation. The Articles of Incorporation of Sturgis in effect as of the Effective Time will be the Articles of Incorporation of the Surviving Corporation after the Merger until amended in accordance with applicable law.

          1.7           Bylaws. The Bylaws of Sturgis in effect as of the Effective Time will be the Bylaws of the Surviving Corporation after the Merger until amended in accordance with applicable law.

          1.8           Board of Directors. The directors of Sturgis immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time until their respective successors will have been elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          1.9           Officers. The officers of Sturgis immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time until their respective successors have been elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          1.10          Shareholder Approval. The Merger is subject to the condition that this Plan of Merger be approved by a vote of the holders of a majority of the issued and outstanding shares of Sturgis Common Stock.

ARTICLE II
STOCK CERTIFICATES

          2.1           Certificates Held by Qualified Holders. Certificates evidencing shares of Sturgis Common Stock held by a Qualified Holder as of the Effective Time will evidence the same number of shares of common stock of the Surviving Corporation after the Effective Time.

          2.2           Certificates Held by Nonqualified Holders. After the Effective Time, the Surviving Corporation will send or deliver to each Nonqualified Holder a letter of transmittal. This letter will describe how to exchange stock certificates for the Cash Consideration. Until presented to the Surviving Corporation as directed by the letter of transmittal, certificates that previously represented shares of Sturgis Common Stock held by a Nonqualified Holder will only evidence the right to receive cash as provided in this Plan of Merger. Upon presentation to the Surviving Corporation of certificates that previously represented shares of Sturgis Common Stock held by a Nonqualified Holder, cash will be paid in an amount to which such holder will be entitled pursuant to Article I of this Plan of Merger. No interest will be due on any cash payable pursuant to this Plan of Merger, except as may be applicable pursuant to Article III.

ARTICLE III
DISSENTERS' RIGHTS

          Pursuant to a resolution of the Board of Directors, each Nonqualified Holder may elect to dissent from this Plan of Merger, and obtain payment for his or her shares of Common Stock, in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders as provided in Sections 761 through 774 of the Act. No other Holder will have the right to dissent. The right of a Nonqualified Holder to dissent is subject to the condition that the Nonqualified Holder comply strictly with Sections 765, 767 and 772 of the Act, and any Nonqualified Holder who exercises dissenters' rights will be deemed by such exercise to have agreed to be bound by those sections of the Act. As provided in Section 765 of the Act, a Nonqualified Holder who wishes to assert dissenters' rights must deliver to Sturgis, before the shareholder vote to approve this Plan of Merger is taken, a written notice of his or her intent to demand payment for his or her shares if this Plan of Merger is effectuated. In addition, the dissenting Nonqualified Holder must not vote his or her shares in favor of the Plan of Merger proposal.

ARTICLE IV
GENERAL PROVISIONS

          4.1          Resolution of Issues.

          (a)          Sturgis (acting through its officers or any other person or entity to which it may delegate or assign any responsibility or task) will have full discretion and exclusive authority to make such inquiries as it may deem appropriate for purposes of this Plan of Merger and resolve and determine in its sole discretion, all ambiguities, questions of fact, and interpretive and other matters relating to this Plan of Merger, including, without limitation, any questions as to the number of shares held of record by any Holder immediately prior to the Effective Time. All determinations by Sturgis or such officer, person or entity will be final and binding on all parties, and no person or entity will have any recourse against Sturgis or any other person or entity with respect to such determinations.

          (b)          For purposes of Article I, Sturgis may, in its sole discretion, but will not be obligated to: (i) presume that any shares of Sturgis Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Holder of a separate discrete account has the same or a similar name as the Holder of a different discrete account; and (ii) aggregate the shares held by any person or persons that Sturgis determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

          4.2          Governing Law. This Plan of Merger will be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

          4.3           Abandonment. At any time prior to the Effective Time, before or after approval of the Plan of Merger by the shareholders of Merger Co. and Sturgis, Merger Co. and Sturgis may abandon this Plan of Merger without further shareholder action by a written agreement signed by an officer of each of Merger Co. and Sturgis; provided, however, that if a certificate of merger has been filed, this Plan of Merger may not be abandoned unless a certificate of abandonment is filed with the Michigan Department of Labor and Economic Growth within 10 days of the abandonment, but not later than the proposed effective date. If abandoned, this Plan of Merger will terminate and be of no further force and effect and no shareholder shall have any rights under this Plan of Merger.

          4.4           Amendment. Subject to compliance with applicable law, this Plan of Merger may be amended by a written agreement executed by Merger Co. and Sturgis and authorized by their respective Boards of Directors or duly authorized committees at any time before or after approval of the Plan of Merger by the shareholders of Merger Co. or Sturgis; provided, however, that after any approval of the transactions contemplated by this Plan of Merger by the shareholders of Sturgis, there may not be, without further approval of such shareholders, any amendment of this Plan of Merger which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Sturgis Common Stock other than as contemplated by this Plan of Merger, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any stock of the constituent corporations.

          THIS AGREEMENT AND PLAN OF MERGER has been executed as of the date first above written.
SB MERGER COMPANY		STURGIS BANCORP, INC.

By:	/s/ Eric L. Eishen	By:	/s/ Eric L. Eishen
	Eric L. Eishen		Eric L. Eishen
	President		President

	"Merger Co."		"Sturgis"

APPENDIX B

PROPOSED AMENDMENT TO
ARTICLES OF INCORPORATION

ARTICLE EIGHTEENTH

          Eighteenth. Odd-Lot Transfers. No shareholder may transfer shares of common stock without the consent of the corporation if, as a result of an attempted transfer, the party who would receive the shares would own of record fewer than 100 shares of common stock. This restriction may be noted conspicuously on stock certificates issued or transferred after the effective date of the amendment adding this Article Eighteenth to the Articles of Incorporation. For purposes of this Article Eighteenth, "transfer" means any type of disposition, including but not limited to a sale, gift, contribution, pledge or other action that would result in a change of the record ownership of any share of common stock. It is the intent of the shareholders that this restriction on transfer will be enforced to the full extent, but only to the extent, it is enforceable against shareholders under the laws of the State of Michigan. The officers of the Corporation have discretionary authority to determine issues relating to a proposed transfer, including without limitation whether the transfer would or would not be in violation of this Article Eighteenth and whether the restrictions of this Article Eighteenth may or may not be enforced against a holder requesting a transfer of shares. The recording of a transfer on the stock records of the Corporation shall be conclusive evidence that the Corporation has consented to the transfer, if required under this Article Eighteenth, and any transfer of shares recorded on the stock records of the Corporation will be valid for all purposes.

APPENDIX C

September 23, 2004

Board of Directors
Sturgis Bancorp, Inc.
125 E. Chicago Road
Sturgis, MI 49091

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration of $16.00 per share to be received by the common shareholders Sturgis Bancorp, Inc. ("Sturgis" or the "Company") holding fewer than 500 shares immediately prior to the Effective Time as defined in the Proxy Statement relating to the Agreement and Plan of Merger (the "Transaction"). Shareholders who hold 500 or more shares immediately prior to the Effective Time will be issued new shares, the number of which will depend on the number of pre-Transaction shares held. These shareholders may also be issued fractions of shares and will not receive cash from the Company. Shareholders who hold fewer than 500 shares immediately prior to the Effective Time will, as a result of the Transaction, no longer be shareholders of the Company and instead will receive cash in the amount of $16.00 per pre-Transaction share ("Transaction Consideration"). Thereafter, these shareholders shall cease to have any rights as shareholders of the Company except such rights, if any, as they may have pursuant to the Michigan Business Corporation Act, and, except as aforesaid, their sole right shall be the right to receive the Transaction Consideration as aforesaid, without interest thereon, upon surrender to the Company of their certificates which theretofore represented shares of Sturgis Common Stock.

Donnelly Penman & Partners ("DP&P") is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of July 28, 2004 (the "Engagement Letter").

In arriving at our Opinion, we have:

I.	Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financials through July 31, 2004;

II.	Reviewed reports from the Board of Directors meetings for Sturgis Bancorp, Inc. and Sturgis Bank and Trust held during the month of July, 2004;

III.	Reviewed the Company's Strategic Plan and 2004 - 2006 forecast;

IV.	Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

V.	Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

The Board of Directors
Sturgis Bancorp, Inc.
September 23, 2004

VI.	Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

VII.	Prepared a discounted cash flow analysis of the Company based on projections derived from discussions with and deemed reasonable by management of the Company; and

VIII.	Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by the Company, we, with the consent of the Company, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company. DP&P has further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided by or available to the Company incomplete or misleading in any respect. With respect to the financial forecast information discussed with us by the Company, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of the Company as to the expected future financial performance of the Company. The Company's management team has undertaken and agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review.

No limitations were imposed by the Company on DP&P on the scope of DP&P's investigation or the procedures to be followed by DP&P in rendering this opinion. On September 21, 2004, the Board of Directors was provided with a DP&P valuation of the fully marketable, undiscounted value of a share of Sturgis common stock as of June 30, 2004. On September 23, 2004 DP&P updated the valuation to reflect the fully marketable, undiscounted value of a share of Sturgis common stock as of September 20, 2004. Although DP&P believes the value presented to the board and subsequent update are reasonable valuations, the actual share valuation for purposes of this Transaction is at the sole discretion of the Board of Directors. In addition, DP&P was not requested to and did not make any recommendation to the Company's Board of Directors as to the form of the consideration to be paid to the Company's shareholders. DP&P was not requested to opine as to, and this opinion does not address, The Company's underlying business decision to proceed with or effect the Transaction or the relative merits of the Transaction compared to any alternative transaction that might be available to the Company.

DP&P did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Company, nor were we furnished with such materials. DP&P has not reviewed any individual credit files of the Company and has assumed, without independent verification, that the aggregate allowances for credit losses for the Company are adequate and appropriate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion beyond the September 20, 2004 valuation, unless requested by the Company in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such request. Our services to the Company in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter.

The Board of Directors
Sturgis Bancorp, Inc.
September 23, 2004

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. These assumptions include:

•	interest rates are expected to gradually trend upward through 2006 and remain constant thereafter;
•	general economic conditions are not expected to improve or deteriorate significantly from their current state;
•	no significant industry regulations or events are expected to occur that would impair the Company's ability to earn income at the projected levels; and
•	industry trading and transaction multiples are not projected to change significantly from the current values.

Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to the Company. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which the Company is being compared. The analyses performed by DP&P were assigned a weighting based on DP&P's opinion of their relative comparability and significance with regard to the specific characteristics of the Company. The complete valuation provided to the Company on September 21, 2004, including a comprehensive explanation of methodologies utilized has been delivered to the Board of Directors of the Company. Additional copies are available to members of the Board of Directors of the Company and the Company's management upon request. A duplication of this valuation is also presented in the Proxy Statement under the heading of Opinion of Financial Advisor.

Our opinion is furnished to the Board of Directors of the Company in connection with its consideration of the proposed Transaction and does not constitute a recommendation to or any advice to the Board of Directors of the Company or to any shareholder to take any other action in connection with the Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of DP&P to any such party. We hereby consent to the reference to our opinion in the proxy statement relating to the shares of common stock of the Company to be repurchased in the Transaction and to the inclusion of the foregoing opinion in the materials relating to the Transaction. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

The Board of Directors
Sturgis Bancorp, Inc.
September 23, 2004

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of September 21, 2004, the Transaction Consideration of $16.00 per share, is fair, from a financial point of view, to the common shareholders of the Company. This opinion confirms our verbal opinion provided to the Board of Directors of the Company on September 21, 2004.

Very truly yours,

John C. Donnelly
Managing Director
Donnelly Penman & Partners

APPENDIX D

DISSENTERS' RIGHTS STATUTE

450.1761.          Definitions

Sec. 761.          As used in sections 762 to 774:
(a)	"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b)	"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c)	"Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d)

"Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e)

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f)

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g)	"Shareholder" means the record or beneficial shareholder.

450.1762.	Shareholder's right to dissent, fair value of shares; exceptions to right to dissent

Sec. 762.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a)

Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c)

Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d)	An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

(e)	A transaction giving rise to a right to dissent pursuant to section 754.

(f)

Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(g)	The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

(2)	Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

(a)

Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

(b)

A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the merger or any combination thereof.

(c)

A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination thereof.

(d)

A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereof.

(3)

A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4)

A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1763.	Dissenters' rights; partial dissenter, beneficial shareholder

Sec. 763.

(1)

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

(a)	He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

(b)	He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

450.1764.	Corporate action creating dissenters' rights; vote at shareholders' meeting, notice; action taken without shareholder vote notice

Sec. 764.

(1)	If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2)

If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

450.1765.	Shareholder asserting dissenter rights; written notice of intent to demand payment for shares, submission prior to vote at shareholder meeting

Sec. 765.

(1)

If proposed corporate action creating dissenters' rights under section 761 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

450.1766.	Delivery of written dissenters notice by corporation; notice contents

Sec. 766.

(1)

If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

(2)	The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

(a)	State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b)	Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c)

Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

450.1767.	Shareholders sent dissenter's notice; demand for payment, certification of beneficial ownership date, deposit of certificates; rights retained; failure to demand payment

Sec. 767.

(1)

A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2)

The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)

A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

450.1768.	Transfer of shares without certificates, restriction; rights retained

Sec. 768.

(1)

The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2)

The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

450.1769.	Payment to dissenters of estimated fair value of shares plus accrued interest; accompanying information

Sec. 769.

(1)

Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)	The payment must be accompanied by all of the following:

(a)

The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

(b)	A statement of the corporation's estimate of the fair value of the shares.

(c)	An explanation of how the interest was calculated.

(d)	A statement of the dissenter's right to demand payment under section 772.

450.1770.	Failure of corporation to take proposed action; return of certificates, release of transfer restrictions; taking action after return and release, new dissenter's notice

Sec. 770.

(1)

If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2)

If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

450.1771.	Election by corporation to withhold payment from certain dissenters; estimate of fair value of shares, offer of payment, statement

Sec. 771.

(1)

A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

(2)

To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

450.1772.	Estimate of fair value, written notice; demand for payment, conditions; waiver of right to demand payment

Sec. 772.

(1)

A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

(a)	The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b)	The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c)

The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2)

A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

450.1773.	Unsettled demand for payment, appraisal proceedings; commencement, parties, jurisdiction, appraisers, discovery rights, judgment amount

Sec. 773.

(1)

If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)

The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3)

The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)

The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)

Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

450.1773a.	Appointment of referee to conduct proceedings; powers and duties

Sec. 773a.

(1)

In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

(a)

To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b)

To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c)	To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d)	To place witnesses under oath and to examine witnesses.

(e)	To provide for the taking of testimony by deposition.

(f)	To regulate the course of the proceeding.

(g)

To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2)

The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3)	The referee shall do all of the following:

(a)	Make a record and reporter's transcript of the proceeding.

(b)	Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c)	File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

(4)

Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

450.1774.	Appraisal proceeding; determination of costs; assessment of costs, fees, and expenses

Sec. 774.

(1)

The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

(b)

Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3)

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.